Exhibit 99.1
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 30, 2005
Among
THE HOUSTON EXPLORATION COMPANY,
as the Company;
WACHOVIA BANK, NATIONAL ASSOCIATION, Individually, as Issuing Bank and
as Administrative Agent;
THE BANK OF NOVA SCOTIA
and
BANK OF AMERICA,
as Co-Syndication Agents;
BNP PARIBAS
and
COMERICA BANK,
as Co-Documentation Agents;
and
THE LENDERS SIGNATORY HERETO
with
WACHOVIA CAPITAL MARKETS, LLC
as Sole Lead Arranger and Sole Bookrunner
$750,000,000 Senior Secured Revolving Credit Facility

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EXHIBITS AND SCHEDULES
Exhibit A — Form of Revolving Credit Note
Exhibit B — Form of Compliance Certificate
Exhibit C-1 — Form of Opinion of Akin Gump Strauss Hauer & Feld LLP
Exhibit C-2 — Form of Local Counsel Opinion
Exhibit D — Security Instruments

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Exhibit E — Form of Borrowing, Continuation and Conversion Request Form
Exhibit F — Form of Assignment and Assumption
Exhibit G — Form of Guaranty Agreement
Exhibit H-1 — Form of Commitment Increase Certificate
Exhibit H-2 — Form of Additional Lender Certificate
Schedule 1.02(b) — Existing Letters of Credit
Schedule 7.03 — Litigation and Liabilities
Schedule 7.08(g) — Employee Welfare Benefit Plans
Schedule 7.10 — Disclosure of Liens other than Excepted Liens
Schedule 7.14 — Listing of Subsidiaries and Partnerships
Schedule 7.16 — Gas Imbalances
Schedule 7.18 — Environmental Matters
Schedule 7.21 — Insurance
Schedule 7.22 — Credit Agreements, Etc.
Schedule 7.25 — Marketing Production
Schedule 9.01 — Debt not reflected in Financial Statements
Schedule 9.05 — Permitted Investments

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     THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 30, 2005, is among THE HOUSTON EXPLORATION COMPANY, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”); each of the financial institutions that is now or hereafter becomes a signatory hereto (together with their respective successors or assigns, individually, a “Lender” and, collectively, the “Lenders”); WACHOVIA BANK, NATIONAL ASSOCIATION, Individually, as Issuing Bank and as Administrative Agent for the Lenders (in such latter capacity, together with its successors in such capacity, the “Administrative Agent”); THE BANK OF NOVA SCOTIA and BANK OF AMERICA, as Co-Syndication Agents (in such capacity, together with their respective successors in such capacity, collectively the “Syndication Agents”); and BNP PARIBAS and COMERICA BANK, as Co-Documentation Agents (in such capacity, together with their successors in such capacity, collectively the “Documentation Agents”); and shall amend and restate in its entirety, that certain Amended and Restated Credit Agreement dated as of April 1, 2004, among the Company, the Administrative Agent, The Bank of Nova Scotia and Bank of America, as Co-Syndication Agents, BNP Paribas and Comerica Bank, as Co-Documentation Agents, and the financial institutions from time to time signatory thereto (as heretofore amended, the “Existing Credit Agreement”), which amended and restated in its entirety that certain Credit Agreement dated as of July 15, 2002 by and among the Administrative Agent, The Bank of Nova Scotia and Fleet National Bank, as Co-Syndication Agents, BNP Paribas, as the Document Agent and the financial institutions from time to time signatory thereto (as theretofore amended, the “Original Credit Agreement”).
RECITALS
     The Company, the Administrative Agent, the Syndication Agents, Documentation Agents, the Issuing Bank and the Lenders mutually desire to amend and restate the Existing Credit Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans and commitments hereinafter referred to, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety to read herein and as follows:
ARTICLE I
Definitions and Accounting Matters
     Section 1.01 Terms Defined Above. As used in this Amended and Restated Credit Agreement, the terms “Administrative Agent”, “Company”, “Documentation Agents”, “Existing Credit Agreement”, “Lender”, “Lenders”, “Original Credit Agreement” and “Syndication Agents” shall have the meanings indicated above.
     Section 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Amended and Restated Credit Agreement in the singular to have the same meanings when used in the plural and vice versa):
     “Additional Costs” shall have the meaning assigned to that term in Section 5.01.
     “Additional Lender” shall have the meaning assigned to that term in Section 2.03(c)(i).
     “Additional Lender Certificate” shall have the meaning assigned to that term in Section 2.03(c)(ii)(F).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent, to be completed by each Lender and maintained at the offices of the Administrative Agent.
     “Affected Loans” shall have the meaning assigned to that term in Section 5.04.
     “Affiliate” of any Person shall mean (i) any Person directly or indirectly Controlled by, Controlling or under common Control with such first Person, and (ii) any director, officer, partner or stockholder of such first Person or of any Person referred to in clause (i) above.

     “Agents” shall mean, collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents, and “Agent” shall mean either the Administrative Agent, the Syndication Agents or the Documentation Agents, as the context requires.
     “Agreement” shall mean this Amended and Restated Credit Agreement, as the same may from time to time be amended or supplemented.
     “Alternate Reserve Report” shall have the meaning provided in Subsection 8.04(c).
     “Applicable Lending Office” shall mean, for each Lender and for each type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such type of Loan in such Lender’s Administrative Questionnaire or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such type are to be made and maintained.
     “Applicable Margin” shall mean, for any day, the applicable rate per annum set forth below under the caption “Fixed Rate Loan Applicable Margin Percentage” or “Base Rate Loan Applicable Margin Percentage”, as the case may be, based upon the Borrowing Base Utilization applicable on such date:

Borrowing Base	Fixed Rate Loan Applicable	Base Rate Loan Applicable
Utilization	Margin Percentage	Margin Percentage
Less than or equal to 33%	1.00%	0%
Greater than 33% but less than or equal to 66%	1.25%	0%
Greater than 66% but less than or equal to 90%	1.50%	0.25%
Greater than 90%	1.75%	0.50%
     “Applicable Percentage” shall mean, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the aggregate Commitments most recently in effect.
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.06), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.
     “Base Rate” shall mean, with respect to any Base Rate Loan, for any day, the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1%, or (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.
     “Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate.
     “Borrowing Base” shall mean at any time an amount equal to the amount determined as the Borrowing Base in accordance with Section 2.09.
     “Borrowing Base Utilization” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the aggregate outstanding principal amount of Loans and LC Exposure on such day, and the denominator of which is the lesser of (i) the Borrowing Base in effect on such day, or (ii) the aggregate amount of the Commitments on such day.
     “Borrowing Request” shall have the meaning assigned that term in Section 2.02(a).

     “Business Day” shall mean any day on which commercial banks are not authorized or required to close in the State of Texas or in the State of North Carolina and, where such term is used in the definition of “Quarterly Dates” in this Section 1.02 or if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Fixed Rate Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Lease” shall mean any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company, or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Closing Date” shall mean November 30, 2005.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, in an aggregate amount at any one time outstanding equal to the amount set forth opposite such Lender’s name on the Schedule of Allocations, as such commitment may be reduced or increased from time to time (a) pursuant to Section 2.03, or (b) pursuant to assignments by or to such Lender pursuant to Section 12.06. The initial amount of each Lender’s Commitment is set forth on said Schedule of Allocations, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $750,000,000; provided, however, the total Commitments of all Lenders shall be subject to the Borrowing Base pursuant to the terms of this Agreement including, without limitation, Sections 2.01(a) and (b).
     “Commitment Increase Certificate” shall have the meaning ascribed to such term in Section 2.03(c)(ii)(E).
     “Consolidated Funded Debt” shall mean Funded Debt of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” shall mean, for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “net income or loss” (or any like caption) on a consolidated income statement of the Company and its Subsidiaries for such period.
     “Consolidated Total Capitalization” shall mean the sum of (a) Consolidated Funded Debt and (b) the total capital represented by the capital stock of the Company at such time outstanding based, in the case of stock having a par value, upon its par value, and, in the case of stock of no par value, upon the value stated on the books of the Company, plus the total amount of paid-in capital surplus and earned surplus of the Company (or minus the amount of any net deficit in the surplus account of the Company), plus the amount of any premium on capital stock of the Company not included in surplus, minus the amount, if any, by which capital surplus has at any time been increased as a result of a restatement of the amount at which any assets of the Company are recorded on the books of the

Company and minus non-cash charges related to the write-down of oil and gas reserves that have not been previously reflected in the capital accounts of the Company.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt” shall mean, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable (other than for borrowed money) arising in the ordinary course of business of such Person; (d) all obligations under Capital Leases; (e) all Debt and other obligations secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (f) guaranties of Debt of others, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of other Persons.
     “Default” shall mean the occurrence of any event which with notice or lapse of time or both would become an Event of Default.
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “Drawdown Termination Date” shall mean November 30, 2010, unless the Commitment shall be sooner terminated pursuant to Section 2.03(a) or Section 10.01.
     “EBITDA” shall mean, for any period, the sum of (1) Consolidated Net Income for such period, plus (2) all interest expense to the extent deducted from the calculation of Consolidated Net Income, plus (3) all income taxes to the extent deducted from the calculation of Consolidated Net Income, plus (4) all depreciation, depletion and amortization and other non-cash charges (including any writedowns in the carrying value of the oil and gas assets recorded in accordance with GAAP) to the extent deducted from the calculation of Consolidated Net Income, plus (5) all asset retirement accretion expense to the extent deducted from the calculation of Consolidated Net Income, plus (6) stock compensation expense to the extent deducted from the calculation of Consolidated Net Income, minus (7) all non-cash items of income to the extent added to the calculation of Consolidated Net Income.
     “Engineering Reports” shall have the meaning assigned to that term in Section 2.09(c).
     “Environmental Laws” shall mean any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Company or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Company or any Subsidiary is located, or where any hazardous substances generated by or disposed of by the Company or any Subsidiary are located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden or narrow the meaning of any term defined thereby, such broader or narrower meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Company or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder for which the notice requirement has not been waived pursuant to regulations issued by the PBGC, (b) the withdrawal of the Company, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan under section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC or (e) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Event of Default” shall have the meaning assigned to that term in Article X.
     “Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties of the Company and its Subsidiaries each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Company or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Company or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that (i) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced plus any period during which the Company in good faith is contesting such enforcement action through appropriate proceedings diligently pursued and (ii) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 5.07(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.06(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 5.06(a).
     “Existing Issuing Lender” shall mean Wachovia Bank, National Association, in its capacity as the issuer of the Existing Letters of Credit.
     “Existing Letters of Credit” shall mean the Letters of Credit outstanding on the Closing Date and described on Schedule 1.02(b) hereof, together with all renewals, replacements, extensions and substitutions thereof.
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia Bank, National Association on such day on such transactions as determined by the Administrative Agent.
     “Financial Statements” shall mean the financial statement or statements of the Company described or referred to in Section 7.02.
     “Fixed Base Rate” shall mean, with respect to any Fixed Rate Loan for any Interest Period, the rate appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Fixed Base Rate” with respect to such Fixed Rate Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     “Fixed Rate” shall mean, for any Fixed Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined by the Administrative Agent to be equal to the quotient of (i) the Fixed Base Rate for such Loan for the Interest Period therefor, divided by (ii) one minus the Reserve Requirement for such Loan for such Interest Period.
     “Fixed Rate Loans” shall mean any Loan when and to the extent the interest rate therefor is determined on the basis of rates referred to in the definition of “Fixed Base Rate”.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Funded Debt” means (a) all Debt for money borrowed or for the purchase price of Property, (b) trade Debt incurred in the ordinary course of business which is not paid when due, (c) liabilities under any bond, note, security, letter of credit (other than Letters of Credit issued for trade credit but including Letters of Credit issued as performance guarantees), acceptance facility, or similar agreement, and (d) Capital Lease obligations.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time applied on a basis consistent with those used in the preparation of the Financial Statements, subject to the terms and conditions of Section 1.04.
     “Governmental Authority” shall include the United States, the state, county, parish, province, municipal and political subdivisions in which any Property of the Company or any Subsidiary is located or which exercises jurisdiction over any such Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over any such Property.
     “Governmental Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.
     “Guarantors” shall mean (a) THEC, LLC, (b) THEC, LP, and (c) each other Significant Subsidiary, if any, which may execute a Guaranty Agreement after the date hereof pursuant to Section 9.19 hereof.
     “Guaranty Agreements” shall mean the guaranty agreements dated as of the date of their respective execution, executed by each of the Guarantors and being in form of Exhibit G, as same may be amended from time to time, guaranteeing prompt payment and/or performance of the Indebtedness.
     “Hedging Agreement” shall mean (i) any interest or currency rate swap, rate cap, rate floor, rate collar, exchange transaction, put or call option, forward agreement, foreign exchange or other exchange or rate protection agreement or any option with respect to any such transaction and (ii) any cap, floor, collar, exchange transaction, contract for sale for future delivery of oil or gas (whether or not the subject oil or gas is to be delivered), hedging contract, forward contract, swap agreement, futures contract, call or put option or any other similar agreement or other exchange or protection agreement relating to Hydrocarbons or any option with respect to any such transaction (whether or not any of the foregoing contemplates physical deliveries or only financial contracts).
     “Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Hydrocarbon Interests” shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserve or residual interest of whatever nature.
     “Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals customarily produced in association therewith.
     “Indebtedness” shall mean any and all amounts owing or to be owing by the Company or any Guarantor: (a) to the Administrative Agent, the Issuing Bank or any Lender under or in connection with the Notes, any Letter of Credit or Letter of Credit Agreement, or any other Security Instrument, including this Agreement; (b) to any Lender or any Affiliate of a Lender under or in connection with any Hedging Agreement (to the extent of net obligations owed in connection therewith) entered into while such Person (or its Affiliate) was a Lender hereunder, and (c) all renewals, extensions, replacements, amendments and/or rearrangements thereof.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indenture” shall mean that certain Indenture dated as of June 5, 2003, by and between the Company and The Bank of New York, as Trustee, pursuant to which the Company issued the Senior Subordinated Notes, as the same may from time to time be amended or supplemented and as otherwise permitted by the terms of this Agreement including, without limitation, the provisions of Section 9.01(m).
     “Information Memorandum” shall mean the Confidential Information Memorandum dated November 2005, relating to the Company and the transactions contemplated hereby
     “Initial Funding” shall mean the funding of the initial Loans pursuant to Section 6.01 hereof.
     “Initial Reserve Report” shall mean, collectively, the report of Netherland, Sewell and Associates dated as of December 31, 2004, as updated by the Company, with respect to Oil and Gas Properties of the Company and its Subsidiaries, a copy of which has been delivered to the Lenders.
     “Interest Coverage Ratio” shall have the meaning assigned to that term in Section 9.12.
     “Interest Period” shall mean the period commencing on the date a Loan is made and ending, as the Company may select pursuant to Section 2.02: (a) in the case of Base Rate Loans, on the next succeeding Quarterly Date; and (b) in the case of Fixed Rate Loans, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, or such other date as the Company and the Administrative Agent shall agree, provided that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate calendar month. Notwithstanding the foregoing: (i) no Interest Period may commence before and end after the scheduled maturity of the Notes; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) no Interest Period on Fixed Rate Loans shall have a duration of less than one month.
     “Interim Redetermination” shall have the meaning assigned to that term in Section 2.09(b).
     “Issuing Bank” shall mean Wachovia Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder or such other Lender as may hereinafter be designated as an Issuing Bank pursuant to the terms hereof. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “KMG Acquisition” shall mean the acquisition of the KMG Acquisition Properties pursuant to the terms and conditions of the KMG Acquisition Documents.

     “KMG Acquisition Documents” shall mean (a) the Purchase and Sale Agreement between Kerr-McGee Oil & Gas Onshore LP d/b/a KMOG Onshore LP and Westport Oil & Gas Company, L.P., as Sellers, and THEC, LP, as Buyer, dated October 21, 2005, to be effective October 1, 2005, and (b) all bills of sale, assignments, agreements, instruments and documents executed and delivered in connection therewith, as amended.
     “KMG Acquisition Properties” shall mean the Oil and Gas Properties and other properties acquired by the Company or THEC, LP pursuant to the KMG Acquisition Documents.
     “LC Exposure” shall mean at any time the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate of all amounts drawn under Letters of Credit and not yet reimbursed or funded as a Loan pursuant to Section 4.07(b).
     “Letter of Credit Agreements” shall mean all letter of credit applications or other agreements (including any amendments, modifications or supplements thereto) entered into by the Company with the Issuing Bank executed or hereafter executed in connection with the issuance by the Issuing Bank of the Letters of Credit.
     “Letters of Credit” shall mean (i) the letters of credit outstanding on the Closing Date and described on Schedule 1.02(b) hereof, together with all renewals, replacements, extensions and substitutions thereof, (ii) the letters of credit hereafter issued by the Issuing Bank on behalf of the Lenders pursuant to Section 2.01(b), and (iii) all reimbursement obligations pertaining to any such letters of credit; and “Letter of Credit” shall mean any one of the Letters of Credit and the reimbursement obligation pertaining thereto.
     “Liens” shall mean, with respect to any asset, any mortgage, lien, pledge, charge (including, without limitation, production payments and the like payable out of Oil and Gas Properties), security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company and the Subsidiaries shall be deemed to own subject to a Lien any asset which they have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
     “Loans” shall mean the Revolving Credit Loans.
     “Material Adverse Effect” shall mean any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, affairs or circumstances of the Company and its Subsidiaries on a combined basis reflected in the Financial Statements or the facts as represented or warranted in this Agreement or any other Security Instrument, or (ii) the ability of the Company and its Subsidiaries on a combined basis to carry out their respective business as at the date of this Agreement or as proposed at the date of this Agreement to be conducted or meet their respective obligations under the Notes, the Letters of Credit and Letter of Credit Agreements, this Agreement or the other Security Instruments on a timely basis.
     “Material Change” shall mean a Change in Control.
     “Mortgaged Properties” means the Oil and Gas Properties described in one or more duly executed, delivered, filed and recorded Mortgages evidencing a first and prior Lien in favor of the Administrative Agent and subject only to the Liens permitted pursuant to Section 9.03.
     “Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 8.09 and/or Section 8.08. All Mortgages shall be in form and substance reasonably satisfactory to Administrative Agent.
     “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.
     “New Borrowing Base Notice” shall have the meaning assigned to that term in Section 2.09(d).

     “Notes” shall mean the Revolving Credit Notes.
     “OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control, and any successor thereto.
     “Oil and Gas Properties” shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental body or agency having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Security Instrument.
     “Patriot Act” shall have the meaning assigned that term in Section 12.20
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Person” shall mean any natural person, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Phase I Audit” shall mean an inspection of Property and an evaluation of operations conducted thereon of a scope and in such detail as would be conducted by a reasonably prudent purchaser in light of all relevant facts and circumstances to identify adverse environmental conditions or violations of Environmental Laws that would subject a past, present, or future owner or operator of such Property to liabilities under applicable Environmental Laws as a result of such environmental conditions and/or violations of Environmental Laws; provided, however, that the scope and detail of the inspection and evaluation shall be no less extensive than the minimum standards set forth in the most recent version of ASTM Standard E 1527, as adopted by the American Society for Testing and Materials, unless otherwise agreed to by the Administrative Agent.

     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any Subsidiary is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Post-Default Rate” shall mean, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Company under this Agreement or any Note or any Letter of Credit Agreement that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to 2% above the Base Rate as in effect from time to time plus the Applicable Margin (if any) (provided that, if the amount so in default is principal of a Fixed Rate Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the “Post-Default Rate” for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, 2% above the interest rate for such Loan as provided in Section 3.02 hereof and, thereafter, the rate provided for above in this definition).
     “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Wachovia Bank, National Association as a general reference rate of interest, taking into account such factors as Wachovia Bank, National Association may deem appropriate; it being understood that many of the Wachovia Bank, National Association’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wachovia Bank, National Association may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Principal Office” shall mean the principal office of the Administrative Agent and Wachovia Bank, National Association, presently located at 301 South College Street, Charlotte, North Carolina 28288-0608.
     “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Proposed Borrowing Base” shall have the meaning assigned to that term in Section 2.09(c).
     “Proposed Borrowing Base Notice” shall have the meaning assigned to that term in Section 2.09(c)(ii).
     “proved developed reserves” shall have the meaning given such term from time to time and at the time in question by the SPE.
     “proved reserves” shall have the meaning given such term from time to time and at the time in question by the SPE.
     “PUHCA” shall have the meaning assigned to that term in Section 7.13.
     “Quarterly Dates” shall mean the last day of each March, June, September, and December in each year, the first of which shall be the first such day after the Closing Date; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next preceding Business Day.
     “Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.09(d).
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.
     “Regulatory Change” shall mean, with respect to any Lender, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders or insurance companies (including such Lender or its Applicable Lending Office) of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” shall mean, at any time, Lenders having at least fifty-one percent (51%) of the aggregate amount of the Commitments or, if the Commitments have expired or been terminated, the aggregate principal amount of the Loans plus the LC Exposure; provided, however, for purposes of (and only for purposes of) an approval (or deemed approval) of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect pursuant to Section 2.09(c)(iii), the term “Required Lenders” shall mean, at such time, Lenders having at least sixty-six and two thirds percent (66 2/3%) of the aggregate amount of the Commitments or, if the Commitments have expired or been terminated, the aggregate principal amount of the Loans plus the LC Exposure, and in said Section 2.09(c)(iii) such Lenders may also be referred to as “Required Lenders (66 2/3%)”.
     “Required Payment” shall have the meaning assigned to that term in Section 4.04.
     “Reserve Report” shall have the meaning assigned to that term in Section 8.04(a).
     “Reserve Requirement” shall mean, for any Interest Period for any Fixed Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such Loan under Regulation D by member banks of the Federal Reserve System in Dallas with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Fixed Base Rate for Fixed Rate Loans is to be determined as provided in the definition of “Fixed Base Rate” in this Section 1.02, or (ii) any category of extensions of credit or other assets which include Fixed Rate Loans.
     “Revolving Credit Loans” shall mean the revolving credit loans as provided for by Section 2.01(a).
     “Revolving Credit Notes” shall mean the promissory notes of the Company provided for in Section 2.07 and being in the form of Exhibit B hereto, together with any and all renewals, extensions for any period, increases or rearrangements thereof.
     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by the OFAC and available at http://www.treas.gov/offices/ enforcement/ofac/sanctions/index.html, or as otherwise published from time to time.
     “Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by the OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the OFAC.
     “Schedule of Allocations” shall mean a schedule maintained by the Administrative Agent at its Principal Office setting forth the amount of each Lender’s Commitment in effect from time to time in accordance with this Agreement.
     “Scheduled Redetermination” shall have the meaning assigned to that term in Section 2.09(b).

     “Security Instruments” shall mean this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Mortgages, the Guaranty Agreements, and all other agreements, instruments or certificates described on Exhibit D and any and all other agreements or instruments now or hereafter executed and delivered by the Company, a Subsidiary or any other Person (other than participation or similar agreements between any Lender and any other bank or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, as such instruments or agreements may be amended or supplemented from time to time.
     “Senior Subordinated Notes” shall mean the 7% Senior Subordinated Notes of the Company due 2013, issued pursuant to the Indenture, as the same may from time to time be renewed, rearranged, modified, increased or replaced and as otherwise permitted by the terms of this Agreement including, without limitation, the provisions of Section 9.01(j).
     “Significant Subsidiary” shall mean a “significant subsidiary” as defined in Section 1-02(w) of Regulation S-X under the Securities and Exchange Act of 1934, as amended.
     “SPE” shall mean the Society of Petroleum Engineers of The American Institute of Mining Engineers.
     “Specified Date” shall have the meaning ascribed to such term in Section 2.03(c)(iii).
     “Solvent” shall mean with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute an unreasonably small amount of capital.
     “Subsidiary” shall mean any corporation, partnership, joint venture or other entity of which at least a majority of the outstanding shares of stock or other equity interests having by the terms thereof ordinary voting power or economic interests to elect a majority of the board of directors or other managers of such corporation, partnership, joint venture or other entity (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation, partnership, joint venture or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of the Subsidiaries, or by the Company and one or more of the Subsidiaries.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “THEC, LLC” shall mean THEC, LLC, a Delaware limited liability company, a wholly-owned Subsidiary of the Company.
     “THEC, LP” shall mean THEC, LP, a Texas limited partnership, in which the Company has a 1% general partner interest and THEC, LLC has a 99% limited partner interest.
     Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contact rights.
     Section 1.04 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes disclosed in filings made by the Company pursuant to the rules and regulations promulgated by the Securities and Exchange Commission; provided that, unless the Company and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
ARTICLE II
Commitments
     Section 2.01 Loans and Letters of Credit. Each Lender severally agrees, on the terms of this Agreement, to make the following Loans to the Company, and the Issuing Bank on behalf of the Lenders agrees to issue, reissue, renew and extend Letters of Credit for the account of the Company in accordance with the following:
          (a) Revolving Credit Loans — during the period from and including the Closing Date to and including the Drawdown Termination Date, Revolving Credit Loans in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment as then in effect; provided, however, that the aggregate principal amount of all Revolving Credit Loans made by all Lenders hereunder at any one time outstanding shall not exceed, in the aggregate (A) the lesser of (1) the Borrowing Base or (2) the aggregate Commitments, as then in effect, minus (B) the sum of (1) the LC Exposure and (2) the utilization of performance bonds in excess of $5,000,000 pursuant to Section 9.01(g). Subject to the terms of this Agreement, during the period from the Closing Date to and including the Drawdown Termination Date, the Company may borrow, repay and reborrow the amount of the Commitments, as then in effect.
Subject to the other terms and provisions of this Agreement, at the option of the Company unless otherwise provided herein, the Loans may be Base Rate Loans or Fixed Rate Loans (each a “type” of Loan). For purposes of this Section 2.01(a), Fixed Rate Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans. Borrowings of more than one type of Loan may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Fixed Rate Loans outstanding.
          (b) Letters of Credit:
               (i) Prior to the Closing Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder. During the period from and including the Closing Date to and including the Drawdown Termination Date, the Lenders agree to extend credit to the Company at any time and from time to time by participating in the issuance, renewal, extension or reissuance of Letters of Credit pursuant to this Agreement; provided, that all such Letters of Credit issued on or after the Closing Date shall be issued by the Issuing Bank; and further provided, however, the aggregate amount of all Letters of Credit at any one time outstanding shall not exceed (A) the lesser of (1) $60,000,000, or (2) the lesser of (x) the Borrowing Base, or (y) the aggregate Commitments, as then in effect, minus (B) the aggregate principal amount of all Loans then outstanding.
               (ii) Each of the Letters of Credit issued after the Closing Date shall (A) be issued by the Issuing Bank, (B) contain such terms and provisions as are required by the Letter of Credit Agreement executed in connection therewith and (to the extent not in conflict with the Letter of Credit Agreement) those then customarily used by the Issuing Bank in letters of credit, (C) be for the account of the Company, (D) be issued to support trade payables and performance guarantees, and (E) expire not later than the Drawdown Termination Date.
               (iii) In conjunction with the issuance of a Letter of Credit, the Company shall execute a Letter of Credit Agreement. In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, the Company, the Issuing Bank, the Administrative Agent and the Lenders hereby agree that the provisions of this Agreement shall govern.
          (c) Extensions. With the unanimous written consent of the Lenders, which may or may not be granted in the discretion of the Lenders, the Company may, on an annual basis, obtain one year extensions of the Drawdown Termination Date by delivering a written request for same to the Administrative Agent not more than four (4) months and not less than sixty (60) days prior to the Drawdown Termination Date.
     Section 2.02 Borrowings, Continuations, Conversions, and Issuances.
          (a) The Company shall give the Administrative Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing, continuation, and conversion and each request for issuance, renewal, extension or reissuance of a Letter of Credit hereunder which request shall be in the form of Exhibit E hereto (each, a “Borrowing Request”), which shall specify the aggregate amount of such Loan or such Letter of Credit, the date (which shall be a Business Day) of the Loans to be borrowed, continued or converted, or the Letters of Credit to be issued, renewed, extended or reissued, the type of Loan to be borrowed, continued or converted, the beneficiary and other terms of such Letter of Credit, and in the case of Fixed Rate Loans, the duration of the Interest Period therefor, all of which (other than the beneficiary) must not conflict with the other terms and provisions of this Agreement.
          (b) All Base Rate Loans (as part of the same borrowing) shall be in aggregate amounts among all Lenders of at least $1,000,000 (or increments of $1,000,000 in excess thereof) or the remaining unused portion of the Commitments, or the amount disbursed under a Letter of Credit and advanced hereunder pursuant to Section 4.07(b) hereof, if less. All Fixed Rate Loans (as part of the same borrowing) shall be in aggregate amounts among all Lenders of at least $1,000,000 (or increments of $1,000,000 in excess thereof).
          (c) All borrowings, continuations and conversions of Loans, or requests for issuance, renewal, extension or reissuance of Letters of Credit shall require advance written notice from the Company to the Administrative Agent, which in each case (other than the issuance, renewal, extension or reissuance of Letters of Credit) shall be irrevocable and effective only upon receipt by the Administrative Agent and shall be received by the Administrative Agent not later than 12:00 noon Charlotte, North Carolina time on a day which is not less than the number of Business Days prior to the date of such borrowing, continuation or conversion specified below opposite the type of such Loans:

Type	Number of Business Days
Base Rate Loans	0

Fixed Rate Loans	3
and four (4) Business Days prior to the date such Letter of Credit is to be issued, renewed, extended or reissued.
          (d) Not later than 2:00 p.m. Charlotte, North Carolina time on the date specified for each borrowing hereunder, each Lender shall make available in immediately available funds the amount of the Loan to be made by such Lender on such date to the Administrative Agent, to an account which the Administrative Agent shall specify for the account of the Company. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company designated by the Company and maintained with Wachovia Bank, National Association at the Principal Office.

          (e) On the date specified for the issuance, renewal or extension of a Letter of Credit, the Issuing Bank shall issue such Letter of Credit to the beneficiary thereof.
          (f) Subject to the terms of this Agreement, the Company may elect to continue all or any part of any Fixed Rate Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice to the Administrative Agent of such election, specifying the amount of such Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election in accordance with the terms of Section 2.02(a) and (c), the Company shall be deemed to have elected to convert such Fixed Rate Loan to a Base Rate Loan. All or any part of any Fixed Rate Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in the principal amount of at least $1,000,000 (or increments of $1,000,000 in excess thereof), and (ii) no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, each Fixed Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.
          (g) Subject to the terms of this Agreement:
               (i) The Company may elect to convert any Fixed Rate Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to the Administrative Agent of such election.
               (ii) The Company may elect to convert all or any part of a Base Rate Loan at any time and from time to time to a Fixed Rate Loan by giving advance notice to the Administrative Agent of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that any conversion of any Base Rate Loan into a Fixed Rate Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in the principal amount not less than $1,000,000. If no Event of Default shall have occurred and be continuing, each Loan may be converted as provided in this Section. If an Event of Default shall have occurred and be continuing, no Loan may be converted into a Fixed Rate Loan.
     Section 2.03 Changes of Commitments.
          (a) The Company shall have the right to terminate or to reduce the amount of the Commitments at any time or from time to time upon not less than three (3) Business Day’s prior written notice to the Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $5,000,000 or any increment of $5,000,000 in excess thereof) and shall be irrevocable and effective only upon receipt by the Administrative Agent.
          (b) The Commitments once terminated or reduced may not be reinstated.
          (c) The Company shall have the right to cause from time to time an increase in the aggregate Commitments of Lenders, subject to the following terms and conditions:
               (i) Subject to the terms and conditions contained in this Section 2.03(c), the Company may increase the aggregate Commitments then in effect, without the consent of the Lenders (except as provided in Section 2.03(c)(ii)(D)) but with the prior written consent of the Administrative Agent, by increasing the Commitment of a Lender (subject to such Lender’s consent as provided in Section 2.03(c)(ii)(D)) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).
               (ii) Any increase in the aggregate Commitments shall be subject to the following additional conditions:
                    (A) such increase shall not be less than $10,000,000 unless the Administrative Agent otherwise consents, and the aggregate amount of all such increases shall not exceed $100,000,000;

                    (B) no Default or Event of Default shall have occurred and be continuing at the effective date of such increase;
                    (C) on the effective date of such increase, no Fixed Rate Loans shall be outstanding (or if any Fixed Rate Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Fixed Rate Loans);
                    (D) no Lender’s Commitment may be increased without the consent of such Lender;
                    (E) if the Company elects to increase the aggregate Commitments by increasing the Commitment of a Lender, the Company and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-1 (a “Commitment Increase Certificate”), together with a processing and recordation fee of $3,500, and the Company shall deliver a new Note payable to the order of such Lender in a principal amount equal to its Commitment after giving effect to such increase, and otherwise duly completed;
                    (F) If the Company elects to increase the aggregate Commitments by causing an Additional Lender to become a party to this Agreement, then the Company and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Company shall deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed; and
                    (G) No such increase shall cause the aggregate Commitments to exceed the then effective Borrowing Base.
               (iii) Subject to acceptance and recording thereof pursuant to Section 2.03(c)(iv), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Fixed Rate Loans are outstanding, then the last day of the Interest Period in respect of such Fixed Rate Loans) (the “Specified Date”): (A) the amount of the aggregate Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, on such Specified Date, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the aggregate Commitments.
               (iv) Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Company and the Lender or the Company and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.03(c)(ii), the Administrative Questionnaire referred to in Section 2.03(c)(ii), if applicable, and the written consent of the Administrative Agent to such increase required by Section 2.03(c)(i), the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.06(a)(iv). No increase in the aggregate Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.03(c)(iv).

     Section 2.04 Fees.
          (a) The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee on the daily average of the amount by which the Borrowing Base exceeds the sum of (A) the LC Exposure, plus (B) the aggregate principal amount of all outstanding Loans, for the period from and including the last Borrowing Base Redetermination Date to the earlier of the date the Commitments are terminated or the date of the next effective Borrowing Base Redetermination Date at the following rate per annum as applicable:

Borrowing Base
Utilization	Commitment Fee
Less than or equal to 33%	0.30%
Greater than 33% but less than or equal to 66%	0.375%
Greater than 66% but less than or equal to 90%	0.375%
Greater than 90%	0.50%
     All such commitment fees shall be calculated on the basis of a year of 365 (or, in a leap year, 366) days for the actual number of days elapsed. The accrued commitment fees shall be due and payable in arrears upon any reduction or termination of the Commitments and on the last Business Day of each Quarterly Date and on the Drawdown Termination Date, commencing on the first such date after the Closing Date.
          (b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Fixed Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, reissuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (no such fees being payable, in respect of the Existing Letters of Credit in relation to the deemed issuance hereunder pursuant to Section 2.01(b)). The accrued participation fees and fronting fees shall be due and payable on each Quarterly Date, commencing on the first such date after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent (net of a credit for annual administrative fee paid under Section 2.04(c) of the Existing Credit Agreement for the remainder of the annual period relating thereto elapsing after the Closing Date hereunder).
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     Section 2.05 Applicable Lending Offices. The Loans of each type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such type.

     Section 2.06 Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements under Letters of Credit on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide such funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide such funds to be provided by such other Lender.
     Section 2.07 Notes.
          (a) The Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A hereto, dated (i) the Closing Date, (ii) the effective date of an increase in the aggregate Commitments pursuant to Section 2.03(c), or (iii) the effective date of an Assignment and Assumption pursuant to Section 12.06(b), payable to the order of such Lender in a principal amount equal to the maximum amount of its Commitment as originally in effect and otherwise duly completed. The date, amount, type, interest rate and maturity date of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of a Note held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided, however, such Lender shall have no liability to the Company if it fails to record any such information and in no event shall such failure diminish or impair the Company’s obligation to repay all amounts owing to such Lender under such Note.
          (b) No Lender shall be entitled to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Note pursuant to Subsection 12.06(b).
     Section 2.08 Prepayments.
          (a) The Company may prepay Loans on any Business Day upon notice to the Administrative Agent (which shall promptly notify the Lenders), which notice shall be given by the Company not later than 12:00 noon Charlotte, North Carolina time three (3) Business Days’ prior to the date of such prepayment, shall specify the amount of the prepayment (which shall be not less than $1,000,000 (or increments of $1,000,000 in excess thereof) or the remaining balance of any Loans outstanding, if less) and shall be irrevocable and effective only upon receipt by the Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the next Quarterly Date unless the prepayment is of the remaining balance of all Loans outstanding.
   (b) (i) If, after giving effect to any termination or reduction of the aggregate Commitments pursuant to Section 2.03(a), the sum of the outstanding aggregate principal amount of the Loans and the LC Exposure exceeds the aggregate Commitments, then the Company shall prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess or submit to the Administrative Agent for inclusion in the Borrowing Base additional Oil and Gas Properties not previously included in the Borrowing Base having a fair market value (in the reasonable opinion of the Administrative Agent) equal to or greater than the amount of such excess (or the remaining balance of such excess after any prepayments) (and, in connection therewith, grant to the Administrative Agent as security for the Indebtedness a first priority Lien on such Oil and Gas Properties or other Oil and Gas Properties not already subject to a Lien of Security Instruments such that, after giving effect hereto, the Mortgaged Properties will represent at least 80% of the total value of (x) the Oil and Gas Properties evaluated in the most recently completed Reserve Report and (y) such additional Oil and Gas Properties so submitted for inclusion), and if any excess remains after prepaying all of the Loans or submitting such additional Oil and Gas Properties (and providing additional Mortgaged Property) as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 4.07(d).
               (ii) Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.09 or Section 8.07(c), if the sum of the outstanding aggregate principal amount of the Loans and the LC Exposure exceeds the redetermined or adjusted Borrowing Base, then the Company shall either prepay the Loans in an aggregate principal amount equal to such excess or submit to the Administrative Agent for inclusion in the Borrowing Base additional Oil and Gas Properties not previously included in the Borrowing Base having a fair market value (in the reasonable opinion of the Administrative Agent) equal to or greater than the amount of such excess (or the remaining balance of such excess after any prepayments) (and, in connection therewith, grant to the Administrative Agent as security for the Indebtedness a first priority Lien on such Oil and Gas Properties or other Oil and Gas Properties not already subject to a Lien of Security Instruments such that, after giving effect hereto, the Mortgaged Properties will represent at least 80% of the total value of (x) the Oil and Gas Properties evaluated in the most recently completed Reserve Report and (y) such additional Oil and Gas Properties so submitted for inclusion), and if any excess remains after prepaying all of the Loans or submitting such additional Oil and Gas Properties (and providing additional Mortgaged Property) as a result of an LC Exposure, the Company shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 4.07(d). The Company shall be obligated to make any such principal prepayment or deposit of cash collateral in an amount equal to or greater than 50% of such excess within thirty (30) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.09(d) or the date the adjustment occurs, with the balance of such excess being due and payable within ninety (90) days following receipt of such New Borrowing Base Notice or the date such adjustment occurs, and/or to provide at least 50% (by value) of such additional Mortgaged Property within thirty (30) days following its receipt of such New Borrowing Base Notice or the date such adjustment occurs, with the balance of such Mortgaged Properties to be provided within ninety (90) days following its receipt of such New Borrowing Base Notice or the date such adjustment occurs; provided that all payments and/or deposits required to be made pursuant to this Section 2.08(c)(ii) must be made on or prior to the Drawdown Termination Date.
               (iii) Upon any adjustments to the Borrowing Base pursuant to Section 9.14, if the sum of the outstanding aggregate principal amount of the Loans and the LC Exposure exceeds the Borrowing Base as adjusted, then the Company shall prepay the Loans in an aggregate principal amount equal to such excess, submit to the Administrative Agent for inclusion in the Borrowing Base additional Oil and Gas Properties not previously included in the Borrowing Base having a fair market value (in the reasonable opinion of the Administrative Agent) equal to or greater than the amount of such excess (or the remaining balance of such excess after any prepayments) (and, in connection therewith, grant to the Administrative Agent as security for the Indebtedness a first priority Lien on such Oil and Gas Properties or other Oil and Gas Properties not already subject to a Lien of Security Instruments such that, after giving effect hereto, the Mortgaged Properties will represent at least 80% of the total value of (x) the Oil and Gas Properties evaluated in the most recently completed Reserve Report and (y) such additional Oil and Gas Properties so submitted for inclusion), and if any excess remains after prepaying all of the Loans or submitting such additional Oil and Gas Properties (and providing additional Mortgaged Property) as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 4.07(d). The Company shall be obligated to make such prepayment and/or deposit of cash collateral on the date it receives cash proceeds as a result of such disposition; provided that all payments required to be made pursuant to this Section 2.08(c)(iii) must be made on or prior to the Drawdown Termination Date.
               (iv) Each prepayment of Loans pursuant to this Section 2.08(c) shall be applied, first, ratably to any Base Rate Loans then outstanding, and, second, to any Fixed Rate Loans then outstanding, and if more than one Fixed Rate Loan is then outstanding, to each such Fixed Rate Loan in order of priority beginning with the Fixed Rate Loan with the least number of days remaining in the Interest Period applicable thereto and ending with the Fixed Rate Loan with the most number of days remaining in the Interest Period applicable thereto.
               (v) Each prepayment of Loans pursuant to this Section 2.08(c) shall be applied ratably to the Loans included in the prepaid Loans. Prepayments pursuant to this Section 2.08(c) shall be accompanied by accrued interest to the extent required by Section 2.08.
          (c) Prepayments permitted or required under this Section 2.08 shall be without premium or penalty, except as required under Section 5.05 with respect to any Fixed Rate Loan.
          (d) Prepayments permitted or required under this Section 2.08 shall not affect the Company’s obligation to continue making payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedging Agreement.

     Section 2.09 Borrowing Base.
          (a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $600,000,000.
          (b) Scheduled and Interim Redeterminations. Subject to Section 2.09(d), the Borrowing Base shall be redetermined (a “Scheduled Redetermination”) on April 1st and October 1st of each year, commencing April 1, 2006. In addition (i) the Company may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Company thereof, one time during any 12-month period, elect to cause, and (ii) if any refinancing of the Debt of the Company under or in respect of the Indenture or any Senior Subordinated Note permitted by the terms of this Agreement results in the Company receiving net proceeds in excess of the aggregate principal amount of the Senior Subordinated Notes outstanding on the Closing Date, the Administrative Agent shall cause, the Borrowing Base to be redetermined between Scheduled Redeterminations (a redetermination pursuant to clause (i) or (ii) of this Section 2.09(b), called an “Interim Redetermination”) in accordance with this Section. The Borrowing Base shall be subject to further adjustments from time to time pursuant to Sections 8.07(c) and 9.15.
          (c) Scheduled and Interim Redetermination Procedure.
               (i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Company to the Administrative Agent pursuant to Section 8.04, and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.04(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the aggregate Commitments.
               (ii) The Administrative Agent shall notify the Company and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
                    (A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Company pursuant to Section 2.09(c)(i) in a timely and complete manner, on or before March 1 and September 1 of each year, commencing March 1, 2006, or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Company pursuant to Section 2.09(c)(i) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Company and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.09(c)(i); and
                    (B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.
               (iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.09(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders (66 2/3%) as provided in this Section 2.09(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders (66 2/3%), in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.09(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders (66 2/3%), as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Lenders for purposes of this Section 2.09 and, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.09(d).
               (iv) If any Lender refuses to approve a Proposed Borrowing Base pursuant to Section 2.09(c)(iii), the Company shall have the right, without the consent of the Lenders but with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to cause the Commitment of such dissenting Lender to be replaced pursuant to Section 5.07(b).
          (d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.09(c)(iii), and any dissenting Lenders are replaced pursuant to Section 2.09(c)(iv) and such replacement Lenders have approved or are deemed to have approved the redetermined Borrowing Base pursuant to Section 2.09(c)(iii), as applicable, the Administrative Agent shall notify the Company and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Company, the Administrative Agents, the Issuing Bank and the Lenders:
               (i) in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Company pursuant to Section 2.09(c)(i) in a timely and complete manner, on the next succeeding March 1st or September 1st, as applicable, or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Company pursuant to Section 2.09(c)(i) in a timely and complete manner, then on the next succeeding Business Day; and
               (ii) in the case of an Interim Redetermination, on the date that is sixteen (16) days after the Lenders have received the Proposed Borrowing Base Notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 8.07(c) or Section 9.15, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Company.
ARTICLE III
Payments of Principal and Interest
     Section 3.01 Repayment of Loans. The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on or before the Drawdown Termination Date.
     Section 3.02 Interest.
          (a) The Company will pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:
               (i) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, if any, but in no event to exceed the Highest Lawful Rate; and
               (ii) if such Loan is a Fixed Rate Loan, for each Interest Period relating thereto (excluding the last day thereof), the Fixed Rate for such Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

     Notwithstanding the foregoing, the Company will pay to the Administrative Agent for the account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender and, to the fullest extent permitted by law, on any other amount payable by the Company hereunder, under any Note or under any other Security Instrument, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full, but in no event to exceed the Highest Lawful Rate.
          (b) Accrued interest on each Base Rate Loan shall be payable quarterly on each Quarterly Date and accrued interest on each Fixed Rate Loan shall be payable on the last day of the Interest Period therefor and, if an Interest Period is longer than three months or 90 days, at three month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Fixed Rate Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted).
          (c) Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders to which such interest is payable and the Company thereof.
ARTICLE IV
Payments; Pro Rata Treatment; Computations; Etc.
     Section 4.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement, the Notes and the Letter of Credit Agreements shall be made in Dollars, in immediately available funds, to the Administrative Agent at such account as the Administrative Agent shall specify by notice to the Company from time to time, not later than 11:00 a.m. Charlotte, North Carolina time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Company shall, at the time of making each payment under this Agreement, any Note or any Letter of Credit Agreement, specify to the Administrative Agent the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders in such manner as it or the Required Lenders determine to be appropriate, subject to Section 4.02). Each payment received by the Administrative Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan in respect of which such payment is made. If the due date of any payment under this Agreement, any Note or any Letter of Credit Agreement, would otherwise fall on a day which is not a Business Day, such due date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.
     Section 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.01 shall be made from the Lenders, each payment of commitment fee or other fees under Section 2.04 shall be made for account of the Lenders unless otherwise provided in Section 2.04, and each termination or reduction of the amount of the Commitments under Section 2.03 shall be applied to the Commitments of the Lenders, pro rata according to the amounts of their respective unused Commitments, (b) each payment of principal of Loans by the Company shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders and (c) each payment of interest on Loans by the Company shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders.
     Section 4.03 Computations. Interest on Fixed Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless such calculation would result in a usurious rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans shall be computed on the basis of (a) a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable with respect to the Prime Rate, and (b)

a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable in the case of the Federal Funds Rate, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per annum basis of a year of 365 or 366 days, as the case may be.
     Section 4.04 Non-receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Company prior to the date on which such notifying party is scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by it hereunder or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Company (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) the Federal Funds Rate (but not to exceed the Highest Lawful Rate), for Required Payments required to be made by any Lender, or (ii) the Post-Default Rate (but not to exceed the Highest Lawful Rate), for Required Payments required to be made by the Company.
     Section 4.05 Sharing of Payments, Etc. The Company agrees that, in addition to (and without limitation of) any right of set-off, Lenders’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled (upon consent of the Administrative Agent), at its option, to offset balances held by it for account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder or under any Letter of Credit Agreement, which is not paid when due (regardless of whether such balances are then due to the Company), in which case such Lender shall promptly notify the Company and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof. If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Company under this Agreement or payment of any reimbursement obligation under a Letter of Credit Agreement through the exercise of any right of set-off, Lenders’ lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest then due hereunder or under the respective Letter of Credit Agreement, as the case may be, by the Company to such Lender than the percentage received by any other Lenders, such Lender shall promptly rebate such excess amount to the Administrative Agent for distribution in accordance with the terms of Section 4.02 hereof, and the Lenders shall make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders or pro rata in accordance with the unpaid reimbursement obligation owed to each of the Lenders. To such end, all the Lenders shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise any such right with respect to any other indebtedness or obligation of the Company to such Lender; provided, however, with respect to the Indebtedness or any other indebtedness owed by the Company or any Subsidiary to any Lender or any Affiliate of a Lender, all the Lenders shall share the benefit of any set-off pertaining to the Indebtedness or such other indebtedness pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders and the aforementioned other indebtedness or pro rata in accordance with the unpaid reimbursement owed to each of the Lenders and the aforementioned other indebtedness. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.
     Section 4.06 Assumption of Risks. The Company assumes all risks of the acts or omissions of beneficiaries of any of the Letters of Credit with respect to its use of the Letters of Credit. Except in the case of gross negligence or willful misconduct on the part of the Issuing Bank or any of its employees, neither the Issuing Bank, the Issuing Bank’s correspondent banks, the Administrative Agent nor any Lender shall be responsible: (i)

for the validity or genuineness of certificates or other documents, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged; (ii) for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; (iii) for errors in translation or for errors in interpretation of technical terms; or (iv) for any other consequences arising from causes beyond the Issuing Bank’s control. In addition, neither the Issuing Bank, the Administrative Agent nor any Lender shall be responsible for any error, neglect, or default of any of the Issuing Bank’s correspondent banks; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s rights or the Administrative Agent’s or any Lender’s rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative, subject to the provisions of Section 2.01(b)(iii). The Issuing Bank and the Issuing Bank’s correspondent banks may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation. In furtherance and not in limitation of the foregoing provisions, the Company agrees that any action, inaction or omission taken or not taken by the Issuing Bank or any of the Issuing Bank’s correspondent banks in absence of gross negligence or willful misconduct by the Issuing Bank or any of the Issuing Bank’s correspondent banks in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Company and shall not put the Issuing Bank or the Issuing Bank’s correspondent banks or the Administrative Agent or any Lender under any resulting liability to the Company. The Issuing Bank agrees to use reasonable judgment in its selection of correspondent banks.
     Section 4.07 Obligation to Reimburse and to Repay.
          (a) If any draft or claim shall be presented for payment under a Letter of Credit, after confirming that such draft or claim complies with all requirements of the relevant Letter of Credit, the Issuing Bank shall promptly notify the Company of the date and the amount of the draft or claim presented for payment and shall promptly notify the Administrative Agent and each Lender thereof and of the Business Day on which such draft or claim is to be honored and the ratable share of such draft or claim attributable to such Lender on the basis of its Commitment.
          (b) If a disbursement by the Issuing Bank is made under any Letter of Credit and no Event of Default under this Agreement shall have occurred and be continuing, the Company may elect to have the amount of such disbursement up to the amount of the Commitments then available treated as a Revolving Credit Loan to the Company as provided in Section 2.01(a) hereof, subject to the terms and conditions set forth in this Agreement. To evidence such election, the Company shall (promptly after receipt of notice that a Letter of Credit has been drawn upon) give written notice of same to the Administrative Agent contemporaneously with delivery of the notice of borrowing (in the form attached as Exhibit E hereto). With respect to any disbursement under a Letter of Credit for which no such election is made or after and during the continuance of an Event of Default, the Company shall pay to the Issuing Bank promptly after notice of any such disbursement is received by the Company in federal or other immediately available funds, the amount of each such disbursement made by the Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required hereunder or under other provisions of the Letter of Credit Agreement), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (x) the Base Rate (as in effect from time to time) plus the Applicable Margin for Base Rate Loans (but in no event to exceed the Highest Lawful Rate) for the first Business Day following the date of such disbursement and (y) the Post-Default Rate for Base Rate Loans (but in no event to exceed the Highest Lawful Rate) for the period from and including the second Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount.
          (c) The Company’s obligation to make each such payment shall be absolute and unconditional and shall not be subject to any defense or be affected by any right of setoff, counterclaim or recoupment which the Company may now or hereafter have against any beneficiary of any Letter of Credit, the Issuing Bank, the Administrative Agent, any Lender, or any other Person for any reason whatsoever (but, without prejudice to any other provisions hereof, any such payment shall not waive, impair or otherwise adversely affect any claim, if any, that the Company may have against any beneficiary of a Letter of Credit, the Issuing Bank, the Administrative Agent, any Lender or any other Person).
          (d) In the event of the occurrence of any Event of Default, upon request of the Required Lenders made during the continuation of such occurrence, an amount equal to the entire remaining obligation of the

Issuing Bank under each outstanding Letter of Credit shall be deemed to be forthwith due and owing by the Company to the Issuing Bank as of the date of any such occurrence to be held by the Administrative Agent as cash collateral, and the Company’s obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit. In addition, the Company’s obligation shall not be subject to any defense or be affected by a right of setoff, counterclaim or recoupment which the Company may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, any Lender, or any other Person for any reason whatsoever (but, without prejudice to any other provisions hereof, any such payment shall not waive, impair or otherwise adversely affect any claim, if any, that the Company may have against any beneficiary of a Letter of Credit, the Issuing Bank, the Administrative Agent, any Lender or any other Person). The Company hereby grants a security interest in any such amounts held as cash collateral to the Administrative Agent for the benefit of the Lenders as security for all Indebtedness now or hereafter owing hereunder. In the event of any such deposit (or prepayment of Letters of Credit pursuant to Section 2.08) by the Company of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, the Administrative Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are then due and payable under this Agreement, any Note or the Security Instruments, to remit to the Company amounts of such cash collateral, deposits or prepayments for which the contingent obligations evidenced by such Letters of Credit have ceased.
     Section 4.08 Obligations for Letters of Credit.
          (a) Immediately upon issuance of any Letter of Credit by the Issuing Bank, each Lender shall be deemed to be a participant through the Issuing Bank in the obligation of the Issuing Bank under such Letter of Credit. Upon the delivery by such Lender to the Issuing Bank of funds requested for a disbursement pursuant to Section 4.08(c) hereof, such Lender shall be deemed as having purchased a participating interest in the Company’s reimbursement obligations with respect to such Letter of Credit in an amount equal to such funds delivered to the Issuing Bank.
          (b) Each Lender severally agrees with the Issuing Bank and the Company that it shall be unconditionally liable, without regard to the occurrence of any Event of Default, for its pro-rata share based upon the ratio of its Commitment to the total Commitments of all Lenders, to reimburse on demand, the Issuing Bank for the amount of each disbursement under a Letter of Credit; provided, however, notwithstanding anything to the contrary contained in this Section 4.08(b), if due to the gross negligence or willful misconduct of the Issuing Bank a Letter of Credit is improperly issued or improperly honored, the Lenders shall not be liable to reimburse the Issuing Bank for their pro rata share of any disbursement under such Letter of Credit.
          (c) The Issuing Bank shall promptly request from each Lender its ratable share of any disbursement under any Letter of Credit that the Company has not elected hereunder to treat as a Revolving Credit Loan pursuant to Section 4.07, which amount shall be made available by each Lender to the Issuing Bank at the Principal Office in immediately available funds no later than 2:00 p.m. Charlotte, North Carolina time on the date requested. If such amount due to the Issuing Bank is made available later than 2:00 p.m. Charlotte, North Carolina time on the date requested, then such Lender shall pay to the Issuing Bank such amount with interest thereon in respect of each day during the period commencing on the date such amount was requested until the date the Issuing Bank receives such amount at a rate per annum equal to the Federal Funds Rate (but not to exceed the Highest Lawful Rate).
ARTICLE V
Yield Protection; Illegality; Taxes; Etc.
     Section 5.01 Additional Costs.
          (a) The Company shall pay directly to each Lender from time to time on demand such amounts as such Lender may reasonably determine to be necessary to compensate it for any costs which such Lender determines are attributable to its making or maintaining any Loans under this Agreement or its Note or the participation in Letters of Credit, or its obligation to make any such Loans or participate in Letters of Credit hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans or Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any Loans or Letters of Credit (other than taxes imposed on the overall net income of such Lender or of its Applicable Lending Office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any Loans or any deposits referred to in the definition of “Fixed Base Rate” in Section 1.02); or (iii) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities). Each Lender will notify the Company of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof, if it determines to request such compensation, and will set forth in reasonable detail the basis for and manner of determining such compensation; provided, however, that the Company shall not be required to compensate a Lender pursuant to this Section 5.01(a) for any Additional Costs incurred more than 180 days prior to the date that such Lender notifies the Company of the Regulatory Change giving rise to such Additional Costs and of such Lender’s intention to claim compensation therefor; provided further, however, that if the Regulatory Change giving rise to such Additional Costs is retroactive, then the 180-day period shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation from the Company under this Section 5.01(a), or under Section 5.01(c), the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make Loans of the type with respect to which such compensation is requested.
          (b) Without limiting the effect of the foregoing provisions of this Section 5.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on Fixed Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Fixed Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Administrative Agent), the obligation of such Lender to make Loans of such type hereunder shall be suspended until the earlier to occur of (y) the date such Lender is no longer within the restrictions of such Regulatory Change or (z) the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).
          (c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any increased costs which it determines are attributable to the maintenance by it or any of its Affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans or Letters of Credit hereunder or its obligation to make Loans or participate in Letters of Credit hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Lender to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Lender will notify the Company if it is entitled to compensation pursuant to this Section 5.01(c) as promptly as practicable after it obtains knowledge of the facts that entitled it to such compensation, if it determines to request such compensation, and will set forth in reasonable detail the basis for and manner of determining such compensation.
          (d) Determinations and allocations by a Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans or participate in Letters of Credit, or on amounts receivable by, or the rate of return to, it in respect of Loans, Letters of Credit or such obligation, and of the additional amounts required to compensate such Lender under this Section 5.01, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.
     Section 5.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if:

          (a) the Administrative Agent reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “Fixed Base Rate” in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for Fixed Rate Loans as provided in this Agreement; or
          (b) the Required Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “Fixed Rate” in Section 1.02 upon the basis of which the rate of interest for Fixed Rate Loans is to be determined do not adequately cover the cost to the Lenders of making or maintaining such Loans;
then the Administrative Agent shall give the Company and each Lender prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Fixed Rate Loans of such type; provided, however, such Loans shall be made as Base Rate Loans. Notwithstanding the foregoing, the Lenders shall maintain until the end of the Interest Period then in effect such Fixed Rate Loans then outstanding.
     Section 5.03 Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful, as the result of circumstances not reasonably within the control of any Lender, for such Lender or its Applicable Lending Office to honor its obligation to make or maintain Fixed Rate Loans hereunder, then such Lender shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or maintain Fixed Rate Loans hereunder shall be suspended until such time as such Lender may again make and maintain such affected Loans (in which case the provisions of Section 5.04 shall be applicable).
     Section 5.04 Certain Base Rate Loans pursuant to Sections 5.01 and 5.03. If the obligations of any Lender to make Fixed Rate Loans (“Affected Loans”) shall be suspended pursuant to Section 5.01 or 5.03, all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans and, if an event referred to in Section 5.01(b) or 5.03 has occurred and such Lender so requests by notice to the Company (with a copy to the Administrative Agent), all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender in such notice, and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans.
     Section 5.05 Certain Compensation. The Company shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense which such Lender reasonably determines is attributable to:
          (a) any payment of a Fixed Rate Loan made by the Company on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or
          (b) the conversion of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto; or
          (c) the failure to borrow, convert, continue or prepay any Fixed Rate Loan on the date specified in any notice delivered under Section 2.02.
     Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid or not borrowed, converted, continued or prepaid for the period from and including the date of such payment or failure to borrow, convert, continue or prepay to but excluding the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert, continue or prepay to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by such Lender) such Lender would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period. A determination of any Lender as to the amounts payable pursuant to this Section 5.05 shall be prima facie evidence of the correctness of such determination.

     Section 5.06 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Company. In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Company hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.
          (f) Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 5.06, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 5.06 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.06 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.
     Section 5.07 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Company is required to pay any additional amount to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 5.06, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.06, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.06, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender refuses to approve a Proposed Borrowing Base pursuant to Section 2.09(c)(iii) and as a result, the Company elects to replace such dissenting Lender pursuant to Section 2.09(c)(iv), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.06(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.06, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
ARTICLE VI
Conditions Precedent
     Section 6.01 Initial Loans and Letters of Credit.
     The obligation of the Lenders to make the initial Loans and of the Issuing Bank to issue, renew, extend or reissue Letters of Credit hereunder is subject to the receipt by the Administrative Agent of all fees payable pursuant to Section 2.04 or otherwise under this Agreement and the following documents and satisfaction of the other conditions provided in this Article VI, each of which shall be satisfactory to the Administrative Agent in form and substance:
          (a) The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or any Vice President of each of the Company and each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of the Company or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Company or such Guarantor (y) who are authorized to sign the Loan Documents to which the Company or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Company and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Company to the contrary.
          (b) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and, where applicable, good standing of the Company and each Guarantor in the States of Arkansas, Colorado, Delaware, Louisiana, Oklahoma, Texas and Utah.

          (c) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit B, duly and properly executed by an executive officer of the Company and dated as of the date of the Closing Date.
          (d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
          (e) The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its Commitment dated as of the date hereof.
          (f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Mortgages (covering not less than 80% of the total value of the Company’s interest in the on-shore Oil and Gas Properties evaluated in the Initial Reserve Report) and the Guaranty Agreements of THEC, LLC and THEC, LP, and the other Security Instruments described on Exhibit D. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report; and
          (g) The Administrative Agent shall have received an opinion of (i) Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, substantially in the form of Exhibit C-1 hereto, and (ii) local counsel in each of the following states: Arkansas, Colorado, Oklahoma, Texas and Utah and any other jurisdictions requested by the Administrative Agent, substantially in the form of Exhibit C-2.
          (h) The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.
          (i) The Administrative Agent shall be reasonably satisfied with the environmental condition of the onshore Oil and Gas Properties of the Company and the Guarantors.
          (j) The Administrative Agent shall have received a certificate of an executive officer of the Company certifying that the Company has received all consents and approvals required by Section 7.06.
          (k) The Administrative Agent shall have received the financial statements referred to in Section 7.02(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.04(d).
          (l) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties the Company and the Guarantors for each of the following jurisdictions: Arkansas, Colorado, Oklahoma, Texas and Utah and any other jurisdiction requested by the Administrative Agent.
          (m) All Debt under the Existing Credit Agreement (other than Existing Letters of Credit) shall have been refinanced using the proceeds of the initial Loans hereunder, and pursuant to Section 12.16 hereof, the commitments of the lenders under the Existing Credit Agreement shall be replaced by the Commitments of the Lenders hereunder.
          (n) Prior to the funding of the initial Loans hereunder, the KMG Acquisition shall have been consummated.
     Section 6.02 Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make, convert or continue Loans (other than Base Rate Loans which are made pursuant to the terms hereof solely to convert existing Loans in the normal course on the last day of an Interest Period therefor) to the Company upon the occasion of each borrowing hereunder (including the initial borrowing) or of the Administrative Agent to issue, renew, extend or reissue Letters of Credit is subject to the further conditions precedent that, as of the date of such Loans, conversions or continuations or issuance, renewal, extension or reissuance of such Letter of Credit and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing; (ii) no condition causing a Material Adverse Effect shall have occurred and be continuing; (iii) the representations and warranties made by the Company in Article VII shall be true in material respects on and as of the date of the making, conversion or continuation of such Loans or the issuance, renewal, extension or reissuance of such Letters of Credit with the same force and effect as if made on and as of such date and following such new borrowing, conversion or continuation or issuance, renewal, extension or reissuance except as such representations and warranties specifically relate to an earlier date or are modified to give effect to transactions expressly permitted hereby (iv) the making of such Loans or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred which would make such Loan or Letter of Credit illegal, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document; and (v) the receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.02. Each request for a borrowing, conversion or continuation and selection of an Interest Period (other than Base Rate Loans which are made pursuant to the terms hereof solely to convert existing Loans in the normal course on the last day of an Interest Period therefor) or request for the issuance, renewal, extension or reissuance of a Letter of Credit by the Company hereunder shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Company otherwise notifies the Administrative Agent prior to the date of and immediately following such borrowing, conversion or continuation, or issuance, renewal, extension or reissuance as of the date thereof).
     Section 6.03 Conditions Relating to Letters of Credit. In addition to the satisfaction of all other conditions precedent set forth in this Article VI, the issuance, renewal, extension or reissuance of the Letters of Credit referred to in Section 2.01(b) is subject to the following additional conditions precedent:
          (a) At least two (2) Business Days prior to the date of the issuance, renewal, extension or reissuance of each Letter of Credit, the Administrative Agent shall have received a written request for a Letter of Credit as described in Section 2.02.
          (b) The Company shall have duly and validly executed and delivered to the Issuing Bank a Letter of Credit Agreement pertaining to the Letter of Credit.
     Section 6.04 Subsequent Environmental Audits—New Acquisitions. Prior to each acquisition of Oil and Gas Properties or other real property interests by the Company or any Subsidiary after the Closing Date, the Company shall have prepared (and shall timely deliver to the Administrative Agent) a Phase I Audit pertaining to the Property being acquired. The Phase I Audit may be prepared by the Company, unless the value of the Oil and Gas Properties or other real property interests being acquired is greater than $25,000,000, in which case, the Lenders may require the Company to engage an environmental consulting or engineering firm to conduct the Phase I Audit. Such Phase I Audit shall be completed and received by the Administrative Agent on or before 45 days following the date the Company begins or engages said environmental consulting or engineering firm.
     Section 6.05 Guarantors. In the event a Guarantor shall have executed a Guaranty Agreement pursuant to Section 9.19, the Lenders’ obligation to make subsequent Loans or to issue, renew, extend or reissue Letters of Credit shall be subject to the Administrative Agent’s receipt of the following documents:
          (a) certificates of the Secretary or Assistant Secretary of such Guarantor (or its general partner or member, as the case may be) setting forth:
               (i) resolutions of its board of directors (or similar governing body) in form and substance reasonably satisfactory to the Administrative Agent with respect to the authorization of the Guaranty Agreement;

               (ii) the officers of such Guarantor (or its general partner or member, as the case may be) who are authorized to sign such Guaranty Agreement and who will, until replaced by another officer or officers duly authorized for the purpose, act as a representative for the purposes of signing documents and giving notices and other communications in connection with such Guaranty Agreement and the transactions contemplated thereby; and
               (iii) specimen signatures of the officers so authorized.
     The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Guarantor to the contrary;
          (b) a copy, certified as true by the Secretary or Assistant Secretary of such Guarantor (or its general partner or member, as the case may be), of the Organizational Documents of such Guarantor;
          (c) certificates of the appropriate state agencies with respect to the valid existence and good standing of such Guarantor and the qualification of each to do business as a foreign entity in any jurisdiction in which the ownership of Property or the nature of activities requires such qualification, except where the failure so to qualify would not have a Material Adverse Effect;
          (d) a Guaranty Agreement duly executed by such Guarantor; and
          (e) an opinion of counsel to such Guarantor in form and substance reasonably acceptable to the Administrative Agent.
ARTICLE VII
Representations and Warranties
     The Company represents and warrants to the Lenders that (each representation and warranty herein is given as of the date of this Agreement and shall be deemed repeated and reaffirmed on the dates provided in Section 6.02):
     Section 7.01 Corporate Existence. The Company and each Subsidiary (a) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.
     Section 7.02 Financial Condition.
          (a) The audited financial statements of the Company for the period ended December 31, 2004, heretofore furnished to each of the Lenders, present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of such date and the results of its operations and its cash flows for the period then ended in conformity with GAAP.
          (b) Neither the Company nor any Subsidiary have had, on the respective dates set forth above, any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such Financial Statements or the notes thereto or otherwise provided to the Administrative Agent and the Lenders in writing. Except as publicly disclosed by the Company prior to the Closing Date, since the date of the most recent financial statements of the Company delivered to the Administrative Agent and each Lender, there has been no change or event having a Material Adverse Effect.
     Section 7.03 Liabilities; Litigation. Except for liabilities incurred in the normal course of business, neither the Company nor any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the most recent financial statements of the Company delivered to the

Administrative Agent or as disclosed to the Lenders in Schedule 7.03 hereto. Except as disclosed in Schedule 7.03, to the best of the Company’s knowledge and belief, as of the Closing Date, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Company threatened against or affecting the Company or any Subsidiary or involving the KMG Acquisition which could reasonably be expected to result in a Material Adverse Effect, or that could impair the consummation of the KMG Acquisition on the time and in the manner contemplated by the KMG Acquisition Documents.
     Section 7.04 No Breach. Except for waivers or consents obtained in writing by the Company prior to the Closing Date, neither the execution and delivery by the Company of this Agreement, the Notes, or the other Security Instruments, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the respective Organizational Documents of the Company or any Subsidiary, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any Subsidiary pursuant to the terms of any such agreement or instrument.
     Section 7.05 Corporate Action. The Company is duly authorized and empowered to create and issue the Notes; and the Company and each Subsidiary are duly authorized and empowered to execute, deliver and perform the Security Instruments, including this Agreement, to which they respectively are parties; all action on the Company’s part requisite for the due creation and issuance of the Notes and on the Company’s and each Subsidiary’s respective part for the due execution, delivery and performance of the Security Instruments, including this Agreement, to which the Company and each Subsidiary respectively are parties has been duly and effectively taken; and this Agreement does, and the Notes, each of the other Security Instruments and each of the KMG Acquisition Documents to which the Company and each Subsidiary respectively are parties upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of the Company and each Subsidiary, respectively, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or by general equitable principles (whether at law or in equity).
     Section 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company or any Subsidiary of this Agreement, the Notes, or the Security Instruments to which they respectively are parties or for the validity or enforceability thereof.
     Section 7.07 Use of Loans. The proceeds of the Loans shall be used by the Company (i) to refinance the Debt of the Company and its Subsidiaries under the Existing Credit Agreement, including other amounts (including accrued interest and other fees and expenses) incurred or payable by any of them in connection therewith, (ii) to provide working capital for the Company and its Subsidiaries, (iii) to repurchase shares of its common stock up to the limits set forth in Section 9.06 or (iv) for general corporate purposes, including acquisitions of Oil and Gas Properties and related items used or useful in connection with the Company’s existing business, including the KMG Acquisition. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock other than stock of the Company.
     Section 7.08 ERISA.
          (a) The Company and the Subsidiaries have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
          (b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

          (c) No act, omission or transaction has occurred which could result in imposition on the Company or any Subsidiary (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
          (d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since January 1, 2000. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Company or any Subsidiary has been or is expected by the Company or any Subsidiary to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.
          (e) Full payment when due has been made of all material amounts which the Company or the Subsidiaries is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.
          (f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Company’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
          (g) Except as set forth on Schedule 7.08(g), neither the Company nor the Subsidiaries sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Company or a Subsidiary in its sole discretion at any time without any material liability.
          (h) Neither the Company nor the Subsidiaries sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.
          (i) Neither the Company nor the Subsidiaries is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.
     Section 7.09 Taxes. The Company or, to the best knowledge of the Company, Keyspan Corporation, a New York corporation, has filed all United States Federal income Tax returns and all other material Tax returns which are required to be filed with respect to the Company and its Subsidiaries and all Taxes due pursuant to such returns or pursuant to any assessment with respect to the Company and its Subsidiaries have been paid, except for such assessments which are being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and/or its Subsidiaries in respect of Taxes and other governmental charges with respect to the Company and its Subsidiaries are, in the opinion of the Company, adequate.
     Section 7.10 Titles, etc. The Company and each Subsidiary has good and indefeasible title to its material (individually or in the aggregate) Properties, free and clear of all Liens except Liens permitted by Section 9.03, and Liens disclosed to the Lenders in Schedule 7.10. After giving full effect to the Excepted Liens and Liens disclosed to the Lenders in Schedule 7.10, the Company or the Subsidiary specified as the owner owns the net interests in production attributable to the wells and units reflected in the most recently delivered Reserve Report in all material respects and the ownership of such Properties shall not in any material respect obligate the Company or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report. Further, upon delivery of each reserve report furnished to the Lenders pursuant to Sections 8.04(a) or (b) the statements made in the preceding sentence shall be true in all material respects with respect to such furnished Reserve Reports. All information contained in the Company’s internal reserve report dated as of September 30, 2005 is true and correct in all material respects as of the Closing Date.

     Section 7.11 No Material Misstatements. Neither the Information Memorandum nor any other material written information, statement, exhibit, certificate, document or report furnished to the Lenders by the Company or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.
     Section 7.12 Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     Section 7.13 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility” within the meaning of, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.
     Section 7.14 Subsidiaries and Partnerships. The Company has no Subsidiaries and no interest in any partnerships (excluding tax partnerships), joint ventures, limited liability companies or other entities except those shown on Schedule 7.14 hereto, which Exhibit is complete and accurate but which may be amended from time to time as set forth in this Section 7.14. The Company owns 100% of the issued and outstanding shares of stock or other equity interests of each such Subsidiary, unless otherwise disclosed on Schedule 7.14. The Company will forward to the Administrative Agent any revised Schedule 7.14 prior to or concurrently with the delivery of the quarterly financial statements required to be delivered pursuant to Section 8.01(b).
     Section 7.15 Location of Business and Offices. The Company’s principal place of business and chief executive offices are located at 1100 Louisiana, Suite 2000, Houston, Texas 77002.
     Section 7.16 Gas Imbalances. Except as set forth on Schedule 7.16, as of September 30, 2005, there were no gas imbalances, take or pay obligations, or other prepayments with respect to any of the Company’s or Subsidiaries’ Oil and Gas Properties which would require the Company or its Subsidiaries to deliver Hydrocarbons produced from their respective Oil and Gas Properties at some future time without then or promptly thereafter receiving full payment therefor which would exceed 500 m.m.c.f. in the aggregate.
     Section 7.17 Rate Filings. To the best of the Company’s knowledge, neither the Company nor any Subsidiary has violated any provisions of The Natural Gas Act or The Natural Gas Policy Act of 1978 or any other Federal or State law or any of the regulations thereunder (including those of the respective Conservation Commissions and Land Offices of the various jurisdictions having authority over the Company’s and the Subsidiaries’ Oil and Gas Properties) with respect to the Company’s and the Subsidiaries’ Oil and Gas Properties which violation has had a Material Adverse Effect which is continuing or which in the future could reasonably be expected to result in a Material Adverse Effect, and the Company and each Subsidiary has or will have made all necessary rate filings, certificate applications, well category filings, interim collection filings and notices, and any other filings or certifications, and has or will have received all necessary regulatory authorizations (including without limitation necessary authorizations, if any, with respect to any processing arrangements conducted by it or others respecting the Company’s and the Subsidiaries’ Oil and Gas Properties or production therefrom) required under said laws and regulations with respect to all of the Company’s and the Subsidiaries’ Oil and Gas Properties or production therefrom so as not to have a Material Adverse Effect. To the best of the Company’s knowledge, said material rate filings, certificate applications, well category filings, interim collection filings and notices, and other similar filings and certifications contain no untrue statements of material facts nor do they omit any statements of material facts necessary in said filings.
     Section 7.18 Environmental Matters. Except for those matters disclosed in Schedule 7.18, or such other matters which would not have a Material Adverse Effect (or with respect to (c), (d), and (e) below, where the failure to take such actions would not have such a Material Adverse Effect):
          (a) None of the Properties owned by the Company or its Subsidiaries or the operations conducted thereon violate any Environmental Laws or the order of any court or Governmental Authority with respect to Environmental Laws;

          (b) Without limitation of clause (a) above, none of the Properties owned by the Company or its Subsidiaries or the operations currently conducted thereon or by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or (to the knowledge of the Company) threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority with respect to Environmental Laws or to any remedial obligations under Environmental Laws;
          (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation or use of any and all Property of the Company and its Subsidiaries, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed;
          (d) All hazardous wastes, if any, generated at any and all Property of the Company and its Subsidiaries have in the past been transported, treated and disposed of only by carriers maintaining valid permits under RCRA and any other Environmental Law and only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Law, which carriers and facilities have been and are operating in compliance with such permits;
          (e) The Company and each Subsidiary have taken all reasonable steps necessary to determine and is determining (on a continuing basis) that no hazardous substances or hazardous waste have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Company and its Subsidiaries except in compliance with Environmental Laws; and
          (f) Neither the Company nor any Subsidiary has material contingent liability in connection with any release or threatened release of any oil, hazardous substance, oil and gas waste or solid waste into the environment.
Each of the representations and warranties in this Section 7.18 shall be as written to the extent that it relates to any Property during the period such Property has been owned by the Company or its Subsidiaries, and is made to the best of the Company’s knowledge as to any periods prior to ownership by the Company or its Subsidiaries with respect to such Property.
     Section 7.19 Defaults. Neither the Company nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default (in any respect which would have a Material Adverse Effect) under any material agreement or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound. No Event of Default hereunder has occurred and is continuing.
     Section 7.20 Compliance with the Law. Neither the Company nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of their respective Properties or the conduct of their respective business; which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.
     Section 7.21 Insurance. The Company has, and has caused its Subsidiaries to have (a) all insurance policies sufficient for the compliance by each of them with all Governmental Requirements, and (b) insurance coverage in at least such amounts and against such risks (including public liability) that are usually insured against by companies engaged in the same or a similar business under the same or similar circumstances for the assets and operations of the Company and its Subsidiaries. Schedule 7.21 sets forth a list of the material insurance policies of the Company and its Subsidiaries which are in full force and effect as of the Closing Date.
     Section 7.22 Credit Agreements. Schedule 7.22 is a complete and correct list, as of the Closing Date, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Debt of the Company, the principal or face amount of which equals or exceeds (or may equal or exceed) $100,000, and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in such Schedule 7.22.

     Section 7.23 Solvency. The Company and its Subsidiaries, taken as a whole, and the Company and each of its material Subsidiaries are Solvent, both before and after the execution, delivery and performance of the Security Instruments, including this Agreement.
     Section 7.24 Restriction on Liens. Other than the Indenture, neither the Company nor any of its Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Security Instruments.
     Section 7.25 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) operated by the Company or a Subsidiary, or, if not operated by the Company or a Subsidiary, to the knowledge of the Company, have been maintained, operated and developed in a good and workmanlike manner and in conformity in all material respects with all Government Requirements and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Company or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Company or any of its Subsidiaries, in a manner consistent with the Company’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.25 could not reasonably be expected to have a Material Adverse Effect).
     Section 7.26 Marketing of Production. Except for contracts listed and in effect on the Closing Date on Schedule 7.25, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, except to the extent any of the following could not be reasonably expected to have a Material Adverse Effect (with respect to all of which contracts the Company represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Company’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiration date of longer than six (6) months from the date hereof.
     Section 7.27 Anti-Terrorism Laws. Neither the Company nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Company nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. Neither the Company nor any of its Subsidiaries (i) is a blocked person described in Section 1 of Executive Order 13224 of September 23, 2001 or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     Section 7.28 Compliance with OFAC Rules and Regulations. Neither the Company nor any of its Subsidiaries nor their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan or extension of credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
     Section 7.29 Compliance with FCPA. Each of the Company and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. Neither the Company nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Company or any of its Subsidiaries or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
     Section 7.30 Designated Senior Debt. The Indebtedness of the Company and each Guarantor under or in connection with each Loan Document to which they respectively are a party constitutes “Senior Debt” and “Designated Senior Debt,” in each case, under and as defined in the Indenture pursuant to which the Senior Subordinated Notes have been issued.
     Section 7.31 KMG Acquisition. The copies of the KMG Acquisition Documents previously delivered by the Company to the Administrative Agent are true, accurate and complete and have not been amended or modified in any manner, other than pursuant to amendments or modifications previously delivered to the Administrative Agent. The Company is not and to the Company’s knowledge no other party to any KMG Acquisition Document is in default in respect of any material term or obligation thereunder.
ARTICLE VIII
Affirmative Covenants
     So long as any of the Notes shall remain unpaid or any Lender shall have any Commitment under this Agreement or any Letter of Credit shall remain outstanding, the Company agrees that:
     Section 8.01 Financial Statements and Other Reports. The Company shall deliver, or shall cause to be delivered, to each of the Lenders:
          (a) As soon as available and in any event within 90 days after the end of each calendar year (except as otherwise provided in Section 6.05), the audited balance sheet of the Company and its Subsidiaries on a consolidated basis as at the end of such calendar year, and the related audited statements of operations, stockholders’ equity and comprehensive income and cash flows of the Company and its Subsidiaries on a consolidated basis for such calendar year, and commencing with respect to the calendar year ended December 31, 2005, setting forth in each case in comparative form the corresponding figures for the preceding calendar year, and accompanied by the related opinion of Deloitte & Touche LLP or such other independent public accountants of recognized national standing acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) which opinion shall state that said financial statements present fairly, in all material respects, the financial position and results of operations and its cash flows of the Company and its Subsidiaries as at the end of, and for, such calendar year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Event of Default.
          (b) As soon as available and in any event within 60 days after the end of each of the first three (3) quarterly periods of each calendar year, the unaudited balance sheet of the Company and its Subsidiaries on a consolidated basis as at the end of such period, and the related unaudited statements of operations, stockholders’ equity and comprehensive income and cash flows of the Company and its Subsidiaries on a consolidated basis for such period and for the period from the beginning of the respective calendar year to the end of such period, and commencing with respect to the quarter ending March 31, 2006, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding calendar year, accompanied by the certificate of the senior financial officer of the Company, which certificate shall state that said financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its

Subsidiaries in conformity with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).
          (c) The Company will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (1) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan subject to Title IV of ERISA or any trust created thereunder, (2) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal financial officer of the Company, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Company, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (3) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan, the Company will, and will cause each Subsidiary and ERISA Affiliate to, (1) satisfy all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (2) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA, in each case prior the imposition of any Lien or the posting of any bond or other security or the incurrence of a material underpayment charge or penalty.
          (d) Promptly after the Company knows of any occurrence constituting an Event of Default or having a Material Adverse Effect, a notice of such Event of Default or Material Adverse Effect, describing the same in reasonable detail and what action if any, the Company proposes to take in response thereto.
          (e) Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any Subsidiary with or received by the Company or any Subsidiary in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency; provided, however, the foregoing shall not require the Company to provide the Lenders copies of routine business reports sent by the Company to its parent company in the ordinary course of business.
          (f) From time to time such other information regarding the business, affairs or financial condition of the Company or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request; provided, however, that notwithstanding this or any other provision of this Agreement, the access of any and all of the Lenders, their agents and representatives to any information shall at all times be subject to such limitations as the Company may reasonably impose with respect to information that is subject to any confidentiality restrictions, considered by it to be proprietary or subject to attorney-client privilege.
          (g) Promptly after the furnishing thereof, copies of any statement or report furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement (other than documents executed in connection with this Agreement), and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
          (h) Promptly following the written request from the Administrative Agent, a list of all Persons purchasing Hydrocarbons from the Company or any Subsidiary.
          (i) In the event the Company or any Subsidiary commits to sell, transfer, assign or otherwise dispose of any onshore Oil or Gas Properties constituting Properties for consideration in excess of $10,000,000 at any one time in accordance with Section 9.14, prior written notice of such disposition, the price thereof and the anticipated date of closing.

          (j) Prompt written notice, and in any event within three Business Days, of the occurrence of any uninsured loss, uninsured casualty or other uninsured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company or any of its Subsidiaries having a fair market value in excess of $5,000,000, or the commencement of any action or proceeding that could reasonably be expected to result in any such event.
          (k) At the time the Company furnishes each set of financial statements pursuant to paragraph (a) or (b) above, and on the Closing Date, a certificate of a senior financial officer of the Company (i) to the effect that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing the same in reasonable detail), (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with all of the terms, conditions, agreements and covenants contained in this Agreement including, without limitation, the covenants contained in Sections 9.12 and 9.13 as of the end of the respective fiscal quarter or calendar year, and (iii) a listing of all Hedging Agreements entered into by the Company or any Guarantor or under which the Company or any Guarantor is obligated as of the date of such certificate, showing the name of the counterparty, type of hedge, floor, ceiling, volume, percentage of current hedge volume, term, margin threshold and margin held for each such Hedging Agreement, and otherwise being in substantially the form attached hereto as Exhibit B.
          (l) Promptly after receipt thereof, copies of any Phase I Audits or other material environmental reports or notices received by the Company or any Guarantor after the Closing Date.
     Section 8.02 Litigation. The Company shall promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings before any Governmental Authority, affecting the Company or any Subsidiary, except proceedings which could not reasonably be expected to result in a Material Adverse Effect.
     Section 8.03 Corporate Existence, Etc.
          (a) The Company shall and shall cause each Subsidiary to (i) preserve and maintain its legal existence and all of its material rights, privileges and franchises, except as otherwise permitted by Section 9.10 hereof; (ii) keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; (iii) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would have a Material Adverse Effect; (iv) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; (v) permit representatives of any Lender or the Administrative Agent, during normal business hours upon reasonable prior notice, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and (vi) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Indebtedness shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
          (b) The Company, at its own expense, will, and will cause each Subsidiary to:
               (i) operate its Oil and Gas Properties and other material Properties in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

               (ii) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities.
               (iii) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other commercially reasonable things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.
               (iv) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.
               (v) to the extent neither the Company nor any Subsidiary is the operator of any Property, use commercially reasonable efforts to cause the operator to comply with this Section 8.03(b).
     Section 8.04 Engineering and Other Reports.
          (a) As soon as available and in any event prior to March 1 of each calendar year, commencing on or before March 1, 2006, the Company shall furnish to the Lenders a report (the “Reserve Report”) in form and substance satisfactory to the Lenders audited by an independent petroleum consultant(s) acceptable to the Lenders, which Reserve Report shall evaluate as of the end of the current calendar year the Oil and Gas Property of the Company, its Affiliates and its Subsidiaries and which shall, together with any other information reasonably requested by the Required Lenders, set forth the proved reserves of oil and gas attributable to such Property together with a projection of the rate of production and future net income with respect thereto as of such date, based upon the pricing assumptions consistent with Securities and Exchange Commission reporting requirements at the time.
          (b) As soon as available and in any event prior to September 1 of each calendar year, the Company shall furnish to the Lenders a production report prepared by the Company detailing by field the oil and gas volumes produced, product price received, and lease operating expenses by month for the interim six month period from the preceding March through September.
          (c) If requested by the Required Lenders, the Company shall furnish to the Lenders, within 45 days following such request, a report (the “Alternate Reserve Report”) in form and substance satisfactory to the Lenders which may be prepared by or under the supervision of a petroleum engineer who shall be an employee of the Company and certified by the chief engineer of the Company as to its truth and accuracy and shall have been reviewed by the independent petroleum consultant referred to in Section 8.04(a) above who shall certify such report to have been prepared using customary engineering disciplines, which shall further evaluate the Property evaluated in the immediately preceding Reserve Report, and which shall, together with any other information reasonably requested by the Required Lenders, set forth the proved reserves of oil and gas attributable to such Property as of September 1 or March 1, as applicable, of the current calendar year, together with a projection of the rate of production and net future income with respect thereto as of such date, based upon the pricing assumptions consistent with Securities and Exchange Commission reporting requirements at the time.
          (d) Concurrently with the delivery of the reports required in Subsections (a), (b) and (c) above, the Company shall provide to the Lenders:
               (i) a statement reflecting any material changes in the net revenue interest of each well or lease as reflected in the immediately preceding report after giving effect to all encumbrances from the net revenue interests as reflected in such report, along with an explanation as to any material discrepancies between the two net revenue interest disclosures; and

               (ii) a statement reflecting (A) all Oil and Gas Properties acquired since the date of the immediately preceding report, (B) all Oil and Gas Properties reflected in the immediately preceding report that have been sold or otherwise disposed of since the date of such report, (C) all marketing agreements entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Company could reasonably be expected to have been obligated to list on Schedule 7.26 had such agreement been in effect on the Closing Date and (D) all Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the Borrowing Base that the value of such Mortgaged Properties represent; and
               (iii) a report in form and substance satisfactory to the Lenders prepared and certified by the chief financial officer of the Company, which report shall, together with any other information requested by the Required Lenders, fully set forth and disclose the volume, estimated amount and nature of any and all gas imbalances with respect to the Oil and Gas Properties of the Company and its Subsidiaries as of the previous quarterly date.
     Section 8.05 Further Assurances. The Company will cure and will cause each Guarantor to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments, including this Agreement. The Company at its expense will promptly execute and deliver to the Administrative Agent, upon request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Company in the Security Instruments, including this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or more fully state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.
     Section 8.06 Performance of Obligations. The Company will pay the Notes according to the reading, tenor and effect thereof; and the Company will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Company under the Security Instruments, including this Agreement, at the time or times and in the manner specified.
     Section 8.07 Title Information.
          (a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.04, the Company will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the onshore Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the total value of the onshore Oil and Gas Properties evaluated by such Reserve Report.
          (b) If the Company has provided title information for additional Properties under Section 8.07(a), the Company shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Excepted Liens having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the value of the onshore Oil and Gas Properties evaluated by such Reserve Report.
          (c) If the Company is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Company does not comply with the requirements to provide acceptable title information covering 80% of the value of the onshore Oil and Gas Properties evaluated in the most recent Reserve Report, such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the

Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any such Oil and Gas Property after the 60-day period has elapsed, such unacceptable Oil and Gas Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Company and the Lenders that the then outstanding Borrowing Base shall be reduced by the amount needed to cause the Company to be in compliance with the requirement to provide reasonably acceptable title information on 80% of the value of the onshore Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.
     Section 8.08 Additional Collateral. In connection with each redetermination of the Borrowing Base, the Company shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.04(d)(ii)(D)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the onshore Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Company shall, and shall cause its Subsidiaries that are Guarantors to, grant to the Administrative Agent as security for the Indebtedness a first-priority Lien on additional onshore Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor by executing and delivering a Guaranty Agreement.
     Section 8.09 Mortgages. The Company will, and will cause each Guarantor owning an interest in U.S. on-shore Oil and Gas Properties evaluated in the Initial Reserve Report to, execute and deliver to the Administrative Agent Mortgages in form and substance acceptable to the Administrative Agent, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in not less than eighty percent (80%) of the total value of the U.S. on-shore Oil and Gas Properties evaluated in the Initial Reserve Report.
     Section 8.10 Designated Senior Debt. The Company shall do all things necessary to cause the Indebtedness of the Company and each Guarantor under or in connection with each Loan Document to which they respectively are a party to at all times constitute (a) “Senior Debt” and “Designated Senior Debt”, in each case, under and as defined in the Indenture pursuant to which the Senior Subordinated Notes have been issued, and (b) “Senior Debt” and “Designated Senior Debt” or words of like import under and as defined in any indenture, credit agreement or other document pursuant to which any other subordinated Debt of the Company or any Guarantor permitted by Section 9.01 is issued, incurred or otherwise existing.
ARTICLE IX
Negative Covenants
     So long as any of the Notes shall remain unpaid or any Lender shall have any Commitment under this Agreement or any Letter of Credit shall remain outstanding, the Company shall not:
     Section 9.01 Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt, except:
          (a) Debt described in Schedule 9.01, including renewals, extensions or refinancings thereof, provided that the principal amount thereof does not increase;
          (b) other Debt of the Company subordinated on terms reasonably satisfactory to the Lenders to the Company’s obligations under this Agreement and the Notes, the Letters of Credit and Letter of Credit Agreements and any other Security Instrument in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

          (c) Debt of the Company to any Guarantor or any other Subsidiary which becomes a Guarantor prior to the incurrence of such Debt, and Debt of any Guarantor or any such Subsidiary to the Company or to any other Guarantor or any such Subsidiary;
          (d) Debt of the Company to any Subsidiary (other than a Guarantor or any Subsidiary which becomes a Guarantor prior to the incurrence of such Debt) or Debt of any Subsidiary (other than a Guarantor or any Subsidiary which becomes a Guarantor prior to the incurrence of such Debt) to the Company in an aggregate principal amount not exceeding $5,000,000 at any one time outstanding;
          (e) accounts payable (other than for borrowed money) to trade creditors for goods or services incurred in the ordinary course of business and which are not in excess of 30 days past the due date, or, if greater than 30 days past due, are being contested in good faith and by appropriate proceedings;
          (f) Debt of the Company and any Subsidiary (other than newly-formed single purpose entity Subsidiaries created specifically for the purpose of investing in project finance transactions) incurred to purchase or to finance the purchase of, fixed assets in an aggregate principal amount not exceeding as to the Company and its Subsidiaries $25,000,000 at any time outstanding;
          (g) Debt of the Company incurred in the ordinary course of business in connection with performance bonds required of operators by the Minerals Management Service or other state or governmental agencies which the Company is required to post in connection with its activities as operator of Oil and Gas Properties up to the aggregate amount of $25,000,000 at any one time outstanding; provided, however, any outstanding utilization of performance bonds in excess of $5,000,000 shall reduce the availability on a dollar-for-dollar revolving basis of Revolving Credit Loans pursuant to Section 2.01(a);
          (h) Debt of the Company in respect of judgment liens excepted under Section 9.03;
          (i) Debt of the Company and its Subsidiaries under Capital Leases (and any extensions or renewals thereof or substitutions therefor) which do not in the aggregate require the Company and its Subsidiaries on a consolidated basis to make payments (including, without limitation, rent, taxes, insurance, maintenance and similar expense which the Company or any Subsidiary is required to pay under the terms of any Capital Lease) in any calendar year in excess of $10,000,000;
          (j) Debt of the Company under or in respect of the Indenture and the Senior Subordinated Notes issued thereunder, and all amendments, supplements, renewals, extensions or refinancings thereof; provided, however, that (i) the aggregate principal amount of the Senior Subordinated Notes shall not exceed $175,000,000, provided, however, that the Company may enter into supplements to the Indenture having the effect of increasing the aggregate principal amount of the Senior Subordinated Notes with the prior written consent of the Required Lenders, (ii) payment of principal of, premium, if any, interest and other amounts owing or to be owing under, in connection with or evidenced by the Indenture or the Senior Subordinated Notes shall be subordinated to the payment of the Indebtedness on terms substantially as those set forth therein as of the Closing Date or otherwise reasonably satisfactory to the Administrative Agent, (iii) any amendment, supplement, renewal, extension or refinancing of the Indenture or any Senior Subordinated Note shall be on terms, taken as a whole, no more restrictive to the Company than the terms of the Indenture and the Senior Subordinated Notes as they exist on the Closing Date, provided, further, however, with respect to subclause (ii) hereof, the Indenture and the Senior Subordinated Notes may be prepaid with net proceeds of an equity offering, provided, further, however, if any refinancing of the Debt of the Company under or in respect of the Indenture or any Senior Subordinated Note permitted by the terms of this Agreement results in the Company receiving net proceeds in excess of the aggregate principal amount of the Senior Subordinated Notes outstanding on the Closing Date, the Borrowing Base shall be redetermined in accordance with Section 2.09;
          (k) Debt of the Company in connection with the Letters of Credit listed on Schedule 1.02(b); and

          (l) the Notes or other Indebtedness or any guaranty of or suretyship arrangement for the Notes or other Indebtedness.
     Section 9.02 Guaranties, Etc. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of its Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, asset, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person (except for Debt of the Company to the Administrative Agent and/or the Lenders), except for guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and guaranties of obligations of Subsidiaries that are permitted to be incurred by the Subsidiaries under this Agreement.
     Section 9.03 Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:
          (a) Liens in favor of the Administrative Agent on behalf of the Lenders securing the Indebtedness hereunder;
          (b) Excepted Liens;
          (c) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;
          (d) Judgment and other similar Liens arising in connection with court proceedings; provided that (i) the execution or other enforcement of such Liens is effectively stayed (ii) the claims secured thereby are being actively contested in good faith and by appropriate proceedings and (iii) such liens do not otherwise constitute an Event of Default under Section 10.01(h);
          (e) Liens covering real or personal property in existence at the time of acquisition thereof by the Company or any Subsidiary after the Closing Date, provided, that no such Lien covers, or is extended to cover, any other property owned by the Company or any such Subsidiary after the Closing Date;
          (f) Landowner’s royalties, overriding royalties and other royalty interests incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property burdened thereby or interfere with the ordinary course of the business of the Company;
          (g) Liens in existence on the Closing Date which are listed on Schedule 7.10, provided, that no such Lien permitted by this clause (g) is spread to cover any additional Property after the Closing Date and that the amount of Debt secured thereby is not increased;
provided, however, that the Company may create, assume or suffer to exist any Lien on the proved reserves or the probable reserves included in the Borrowing Base of the type specified in clauses (b) through (e) and clause (g) above, provided, that the Debt secured by such Liens shall not exceed $1,000,000 in the aggregate at any one time outstanding;
          (h) purchase money Liens on any Property hereafter acquired or the assumption of or taking subject to any Lien on Property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

               (i) any Property subject to any of the foregoing is acquired by the Company or any such Subsidiary in the ordinary course of its business and the Lien on any such Property is created or assumed, or such Property is taken subject to the Lien, contemporaneously with such acquisition or within 90 days thereafter;
               (ii) the obligation secured by any such Lien shall not exceed 66-2/3% of the lesser of cost or fair market value as of the time of acquisition of the Property covered thereby to the Company or such Subsidiary acquiring the same;
               (iii) each such Lien shall attach to no Property of the Company or any Subsidiary other than the Property so acquired and fixed improvements thereon;
               (iv) the principal amount of Debt secured by all such Liens shall not exceed $25,000,000 at any time outstanding in the aggregate; and
               (v) the obligations secured by such Lien are permitted by the provisions of Section 9.01(f); and
          (i) Liens securing Capital Leases allowed under Section 9.01(i), but only on the Property under lease.
     Section 9.04 Leases. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except the following and any extensions or renewals thereof or substitutions therefor: (a) leases existing on the date of this Agreement; (b) operating leases which do not in the aggregate require the Company and its Subsidiaries on a consolidated basis to make payments (including, without limitation, rent, taxes, insurance, maintenance and similar expense which the Company or any Subsidiary is required to pay under the terms of any operating lease) in any calendar year in excess of $10,000,000; (c) leases between the Company and any Subsidiary or between any Subsidiaries and (d) oil and gas leases entered into in the ordinary course of business.
     Section 9.05 Investments. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except: (a) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least “A-2” by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. or “P-2” by Moody’s Investors Service, Inc. with maturities of one year or less from the date of issuance; (c) certificates of deposit with maturities of one year or less from the date of acquisition issued by any Lender or any commercial bank operating within the United States of America having capital and surplus in excess of $50,000,000; (d) short term deposits in money market funds investing substantially in investments described in Sections 9.05(a), 9.05(b) or 9.05(c) and the fund has an investment grade rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc. or is listed on Schedule 9.05 (or comparable funds to those listed on Schedule 9.05); (e) for stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any such Subsidiary; (f) loans and advances to any Guarantor; (g) loans and advances to employees in the ordinary course of business not to exceed $50,000 in the aggregate at any one time outstanding; (h) financing for interests in Properties assigned or conveyed by the Company to executives of the Company pursuant to employment agreements existing on the date hereof between such executives and the Company; (i) those transactions set forth in Section 9.10 and (j) a loan of $162,000,000 to HEC Exchange, LP, a Delaware limited partnership for the purpose of acquiring the KMG Acquisition Properties to be secured by a lien upon the KMG Acquisition Properties with said loan to be evidenced by a promissory note in like amount, which said note and lien to be collaterally assigned by the Company to the Administrative Agent as collateral for the Indebtedness. Such collateral assignment will be created and perfected by and in accordance with the provisions of collateral assignment agreements, financing statements and other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

     Section 9.06 Dividends, Stock. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets or in obligations of the Company, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock, or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Company or another such Subsidiary, except that the Company may (a) declare and pay cash dividends equal to 50% of net income over the most recent previous four quarters, if, after giving effect to such dividend (i) no Event of Default has occurred and is continuing, (ii) no Event of Default will be caused by such action, (iii) the Borrowing Base Utilization is less than 80%, and (iv) the Company has a ratio of Consolidated Funded Debt to Consolidated Total Capitalization of less than 55%, (b) issue shares of its capital stock in connection with employee or management equity or rights plans or similar compensation arrangements, and (c) repurchase up to and including $50,000,000 of its capital stock prior to the Company’s sale of its offshore Gulf of Mexico Oil and Gas Properties and up to and including $150,000,000 of its capital stock (plus any portion not utilized prior to such sale for a total of $200,000,000) after such sale of all of its Gulf of Mexico properties, so long as no Event of Default exists and is continuing at the time of any said repurchases or would be occasioned by any such repurchase and so long as all such shares repurchased shall be immediately retired upon the repurchase thereof.
     Section 9.07 Sale of Assets. Without the prior written consent of the Required Lenders, sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests); except: (a) for Oil and Gas Properties pursuant to Section 9.15, (b) for inventory disposed of in the ordinary course of business; (c) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (d) that any such Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Company or any other Subsidiary.
     Section 9.08 Stock of Subsidiaries, Etc. Sell or otherwise dispose of any shares of capital stock of any of its Subsidiaries, except in connection with a transaction permitted under Section 9.10, or permit any such Subsidiary to issue any additional shares of its capital stock, except (a) directors’ qualifying shares, and (b) shares of its capital stock issued to the Company or another Subsidiary.
     Section 9.09 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate or permit any of its Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     Section 9.10 Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any of its Subsidiaries to do so except that: (a) any such Subsidiary may merge into or transfer assets to the Company; (b) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary; and (c) the Company may merge or consolidate with another Person so long as the Company is the surviving entity following such action and no Default or Event of Default exists after giving effect thereto.
     Section 9.11 Intentionally Omitted.
     Section 9.12 Interest Coverage Ratio. Permit its Interest Coverage Ratio (calculated as of the last day of each fiscal quarter for the then most recent four fiscal quarters of the Company) to be less than 3.00 to 1.00. For the purposes of this Section 9.12, “Interest Coverage Ratio” shall mean the ratio of (i) EBITDA for the four fiscal quarters ending on the last day of the most recent fiscal quarter of the Company to (ii) cash interest payments made during such four fiscal quarters of the Company and its Subsidiaries.

     Section 9.13 Funded Debt to EBITDA. At any time permit the ratio of Consolidated Funded Debt to EBITDA to be greater than 3.50 to 1.00.
     Section 9.14 Restrictive Agreements. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any contract, agreement or understanding (other than this Agreement, the Security Instruments, the provisions of Section 4.7 of the Indenture, and any contract or agreement evidencing an Excepted Lien, but only with respect to the Property covered by such Excepted Lien) which in any way prohibits, restricts or imposes any condition upon (a) the granting, conveying, creation or imposition of any Lien on any Property of the Company or any Subsidiary, or which requires the consent of or notice to other Persons in connection therewith, except customary consents to assignment provisions contained in any instrument to which the Company or a Subsidiary is a party, and in any conveyance thereof in the Company’s or any Subsidiaries’ chain of title, or (b) any Subsidiary paying dividends or making distributions to the Company or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.
     Section 9.15 Sale of Oil and Gas Properties. The Company will not, nor permit any Subsidiary or Affiliate to sell, assign, transfer or convey any interest in any Oil and Gas Properties, except as follows:
          (a) Hydrocarbons sold in the ordinary course of business as and when produced;
          (b) Routine farm-outs of non-proven acreage;
          (c) Sales of Properties, provided the sales of all such Properties permitted under this clause since the date of the last Scheduled Redetermination of the Borrowing Base do not have a market value in excess of $25,000,000 in the aggregate; and
          (d) In addition to sales permitted above, sales of Properties included in the Borrowing Base, provided simultaneously with any such sale the Borrowing Base is reduced by amounts agreed to at the time by the Required Lenders.
     Section 9.16 Environmental Matters. (Except as disclosed in Schedule 7.17) Cause or permit, nor permit any Subsidiary to cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property, and the Company will promptly notify the Administrative Agent in writing of any existing, pending or threatened (of which the Company has knowledge) action or investigation by any Governmental Authority in connection with any Environmental Laws, except for any such violations or remedial obligations (individually or in the aggregate) which would not have a Material Adverse Effect. The Company will establish and implement such procedures as may be necessary to continuously determine and assure that (i) no solid wastes are disposed of on any Property owned by the Company or any Subsidiary in quantities or locations that would require remedial action under any Environmental Laws, (ii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, (iii) no hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment; (iv) all hazardous substances and solid wastes generated by the Company or any Subsidiary or on any Property of the Company or any Subsidiary will be transported only by carriers maintaining valid permits under RCRA and treated, stored, and disposed of only by facilities operating in compliance with RCRA, and (v) the Company, each Subsidiary and their respective Property and operations will be maintained and operated in compliance with all permits, licenses, and similar authorizations required pursuant to any Environmental Laws, except for any non-compliance with clauses (i) through (v) of this Section that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company covenants and agrees to keep or cause all of its and its Subsidiaries’ Property to be kept free of any hazardous waste or contaminants to the extent required by applicable Environmental Laws, and either to remove the same (or if removal is prohibited by law, to take whatever action is required by law) promptly upon discovery at its sole expense or to take other appropriate response to the extent required by applicable Environmental Laws.
     Section 9.17 ERISA Compliance. Nor permit the Subsidiaries to, at any time:

          (a) engage in any transaction in connection with which the Company or a Subsidiary could reasonably be expected to be subjected to either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a material tax imposed by Chapter 43 of Subtitle D of the Code.
          (b) terminate any Plan in a manner, or take any other action with respect to any Plan, which could result in any material liability of the Company or a Subsidiary to the PBGC.
          (c) fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Company or a Subsidiary is required to pay as contributions thereto prior to the imposition of any Lien or the posting of any bond or other security or the incurrence of a material underpayment charge or penalty.
          (d) permit to exist any material accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.
          (e) permit the actuarial present value of the benefit liabilities under any Plan maintained by the Company or a Subsidiary which is regulated under Title IV of ERISA to exceed by more than $1.00 the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
          (f) contribute to or assume an obligation to contribute to any Multiemployer Plan.
          (g) acquire an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Company or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds by more than $1.00 the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.
          (h) incur a material liability to or on account of a Plan or a Multiemployer Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.
          (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, that may not be terminated by such entities in their sole discretion at any time without any material liability.
          (j) amend a Plan resulting in an increase in current liability such that the Company or a Subsidiary is required to provide security to such Plan under section 401(a)(29) of the Code.
     Section 9.18 Hedging Agreements. Enter into or become obligated under, or permit any of its Subsidiaries to enter into or become obligated under, any Hedging Agreement except for such agreements which in the aggregate do not cover a volume of oil and gas (on a barrel of oil equivalent basis) for any calendar year equal to more than 85% (on a barrel of oil equivalent basis) of the proved reserves (from all categories and not merely proved developed reserves) of oil and gas for such period from the Company’s and the Guarantors’ Oil and Gas Properties as projected in the most recent Reserve Report delivered pursuant to Section 2.09 for purposes of determining the Borrowing Base. For purposes of this Section 9.18 only, put options, call options and functionally similar instruments pursuant to which the Company’s financial exposure is limited to the initial premium or purchase price paid shall not be deemed to be Hedging Agreements.
     Section 9.19 Subsidiaries and Partnerships. Create any additional Subsidiaries or partnerships or permit any Subsidiary to do so without prior written notice to the Administrative Agent and the Lenders. In every such case, each new Significant Subsidiary shall forthwith execute and deliver a Guaranty Agreement in favor of the Administrative Agent.

     Section 9.20 Proceeds of Loans. Permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.07.
     Section 9.21 Amendments to Organizational Documents. Enter into or permit any material modification or amendment of, or waive, or permit any of its Subsidiaries to enter into or permit any material modification or amendment of, or waive, any material right or obligation of any Person under its Organizational Documents.
     Section 9.22 Nature of Business. Engage, or permit any of its Subsidiaries to engage, to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Closing Date.
     Section 9.23 Limitation on Changes in Fiscal Year. Permit its fiscal year to end on a day other than December 31.
     Section 9.24 KMG Acquisition Documents. Amend, modify or supplement, or permit any of its Subsidiaries to, amend, modify or supplement any of the KMG Acquisition Documents if the effect thereof could reasonably be expected to have a Material Adverse Effect (and provided that the Company promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).
ARTICLE X
Events of Default
     Section 10.01 Events of Default. If one or more of the following events (“Events of Default”) shall occur and be continuing:
          (a) (i) The Company shall default in the payment when due of any principal of any Loan or of any reimbursement obligation for disbursement made under any Letter of Credit or other amount payable by it hereunder, or (ii) the Company shall default in the payment of any accrued interest on any Loan or on any reimbursement obligation for disbursement made under any Letter of Credit or other amount payable by it hereunder, or any fees due and payable hereunder and such default in subclause (ii) shall continue unremedied for three (3) Business Days after such occurrence; or
          (b) The Company or any Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt in an amount aggregating $2,500,000, unless, in the case of trade creditors, such default is being contested in good faith; or any non-monetary default specified in any note, agreement, indenture or other document evidencing or relating to any other Debt in an amount aggregating $2,500,000 of the Company or any Subsidiary shall occur if the effect of such event is to cause, and such event in fact causes, such Debt to become due prior to its stated maturity; or
          (c) Any representation, warranty or certification made or deemed made herein or in any other Security Instrument by the Company or any Subsidiary, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any other Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or
          (d) The Company shall default in the performance of any of its other obligations in this Agreement or under any Security Instrument, and such default shall continue unremedied for a period of 30 days after notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent); provided, however, that the grace period referred to in this Section 10.01(d) shall not apply (i) to the obligations of the Company to promptly pay principal, interest and fees or (ii) to any of its obligations under Article IX; or
          (e) The Company shall admit in writing its inability to, or be generally unable to, pay its Debts as such Debts become due; or

          (f) The Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or
          (g) A proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its Debt, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or substantially all of its assets, or (iii) similar relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of Debt, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against the Company shall be entered in an involuntary case under the Federal Bankruptcy Code; or
          (h) A final judgment or judgments for the payment of money in excess of $2,500,000 in the aggregate shall be rendered by a court or courts against the Company or any Subsidiary (which is not otherwise covered by insurance) and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or any Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
          (i) An event or condition shall occur or exist with respect to any Plan or Multiemployer Plan which is sponsored, maintained or contributed to by the Company, any Subsidiary or any ERISA Affiliate and, as a result of such event or condition, together with all other such events and conditions, the Company, any Subsidiary or any ERISA Affiliate shall incur, or in the opinion of the Required Lenders shall be reasonably likely to incur, a liability to any such plan or to the PBGC (or any combination of the foregoing) which, in the determination of the Required Lenders, would result in a Material Adverse Effect; or
          (j) Any Subsidiary takes, suffers or permits to exist as to such Subsidiary any of the events or conditions referred to in Sections 10.01 (e), (f), (g) or (h) hereof; or
          (k) The occurrence of a Material Change without the written consent of the Required Lenders; or
          (l) The occurrence of any event having a Material Adverse Effect, which remains unremedied for a period of 30 days after such occurrence; or
          (m) The failure of the Company to satisfy any post Initial Loan condition specified in Section 6.04 hereof on or before the deadline specified therein, which remains unremedied for a period of 30 days after such occurrence; or
          (n) Any Guaranty Agreement or other Security Instrument shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void and the Guarantor thereunder fails to execute an enforceable and effective Guaranty Agreement in replacement thereof, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder; or
          (o) An “Event of Default” (as defined in the Indenture) occurs and is continuing under the Indenture (including, without limitation, failure to pay when due any amount owing under or in connection with the Indenture or a breach of any other covenant or provision thereof);

THEREUPON: (i) in the case of an Event of Default other than one referred to in clause (e), (f) or (g), or clause (j) to the extent it refers to clauses (e), (f) or (g) of this Section 10.01, the Administrative Agent may and, upon request of the Required Lenders, shall, by notice to the Company, cancel the Commitments and/or declare the principal amount then outstanding of and the accrued interest on the Loans and all other amounts payable by the Company hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Company; provided, however, notwithstanding the foregoing waivers; and (ii) in the case of the occurrence of an Event of Default referred to in clause (e), (f) or (g), or clause (j) to the extent it refers to clauses (e), (f) or (g), of this Section 10.01 the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Company.
     Section 10.02 Cash Collateral for Letters of Credit. Without limitation of any right or remedy specified in Section 10.01, if any of the Indebtedness (other than the LC Exposure) shall have become due and payable pursuant to the immediately foregoing paragraph of Section 10.01, the Administrative Agent, upon the request of the Required Lenders, shall, proceed to enforce remedies under the Security Instruments. Upon realization of any of the collateral covered by the Security Instruments, all such cash and cash proceeds shall be applied first, to the payment of all unreimbursed fees and expenses outstanding hereunder or under any of the other Security Instruments, then, to the amount of outstanding balance of the Indebtedness, and then, held by the Administrative Agent as cash collateral to secure the Company’s obligation to reimburse the Administrative Agent and the Lenders for drawings for the LC Exposure.
ARTICLE XI
The Agents
     Section 11.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, even if such actions or omissions are foreseeably caused by the ordinary negligence of the Administrative Agent, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, together with the written consent of the Company to such assignment or transfer.
     Section 11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     Section 11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of an Event of Default (other than the non-payment of principal of or interest on Loans or of fees) unless the Administrative Agent has received notice from a Lender or the Company specifying such Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders (and shall give each Lender and the Company prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 11.07) take such action with respect to such Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Lenders.
     Section 11.04 Rights as a Lender. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     Section 11.05 Indemnification. The Lenders agree to indemnity the Administrative Agent (to the extent not reimbursed under Section 12.03, but without limiting the Obligations of the Company under said Section 12.03), ratably in accordance with the aggregate principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 12.03 but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its Agency duties hereunder or the enforcement of any of the terms hereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.
     Section 11.06 Non-Reliance on Administrative Agent and other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agents shall not be required to keep themselves informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company (or any of its affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Security Instrument. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Security Instruments and the matters contemplated therein.
     Section 11.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.

     Section 11.08 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by giving notice thereof to the Lenders and the Company and any Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders, with (so long as no Default shall have occurred and be continuing) the consent (not to be unreasonably withheld) of the Company, shall have the right to appoint a successor. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, with (so long as no Default shall have occurred and be continuing) the consent (not to be unreasonably withheld) of the Company, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.
     Section 11.09 The Syndication Agents and Documentation Agents. The Syndication Agents and the Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Security Instruments other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
ARTICLE XII
Miscellaneous
     Section 12.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
     Section 12.02 Notices. All notices and other communications provided for herein and in the other Security Instruments (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Security Instruments) shall be given or made by telex, telecopy, telegraph, cable or in writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient as follows:

(a)	if to the Company, to it at:

1100 Louisiana
Suite 2000
Houston, Texas 77002

Telecopier No.: 713/830-6810
Telephone No.: 713/830-6800

Attention: John Karnes

(b)	if to the Administrative Agent, to it at:

1001 Fannin Street, Suite 2255
Houston, Texas 77002

Telecopier No.: 713/650-6354
Telephone No.: 713/346-2704

Attention: Jay Chernosky

with a copy to:

Address: 1001 Fannin Street, Suite 2255 Houston, Texas 77002
Telecopier No.: 713/650-6354
Telephone No.: 713/346-2727
Attention: Sarah Wilson
          (c) if to the Issuing Bank or any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;
or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Security Instruments, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
     Section 12.03 Expenses, Indemnity; Damage Waiver.
          (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Security Instruments and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses reasonably incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Security Instruments, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) THE COMPANY SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF:
               (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER SECURITY INSTRUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER SECURITY INSTRUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER SECURITY INSTRUMENT,

               (ii) THE FAILURE OF THE COMPANY OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY SECURITY INSTRUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT,
               (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE COMPANY OR ANY GUARANTOR SET FORTH IN ANY OF THE SECURITY INSTRUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH,
               (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH,
               (v) ANY OTHER ASPECT OF THE SECURITY INSTRUMENT,
               (vi) THE OPERATIONS OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES BY THE COMPANY AND ITS SUBSIDIARIES,
               (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS,
               (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES,
               (ix) THE BREACH OR NON-COMPLIANCE BY THE COMPANY OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE COMPANY OR ANY SUBSIDIARY,
               (x) THE PAST OWNERSHIP BY THE COMPANY OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY,
               (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE COMPANY OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES,
               (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE COMPANY OR ANY OF ITS SUBSIDIARIES,
               (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE SECURITY INSTRUMENT, OR
               (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO.
SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE.
          (c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
          (d) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Security Instrument or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable after written demand therefor.
     Section 12.04 Amendments, Etc. Any provision of this Agreement or any other Security Instruments may be amended, modified or waived with the Required Lenders’ written consent; provided that no amendment, modification or waiver which (i) extends the maturity of the Loans shall be effective without the written consent of each Lender directly affected thereby, (ii) releases all or substantially all of the collateral or the obligations of the Company or any Guarantor shall be effective without the written consent of all Lenders, (iii) modifies or waives the payment of any principal, interest, fees or other amount due hereunder or under the Notes or any Letter of Credit or Letter of Credit Agreement to any Lender shall be effective without the written consent of such Lender, (iv) modifies or reduces the total Commitments of all of the Lenders shall be effective without the written consent of all Lenders, (v) modifies or reduces the Commitment of any Lender shall be effective without the written consent of such Lender, (vi) decreases the interest rate applicable to the Loans shall be effective without the written consent of each Lender directly affected thereby, (vii) decreases the amount of any fees due to any Lender (or the Administrative Agent for the benefit of the Lenders) hereunder shall be effective without the written consent of each Lender directly affected thereby, (viii) extends the expiration date of any Letter of Credit beyond the Drawdown Termination Date without the written consent of all Lenders, (ix) amends this Section 12.04 without the written consent of all Lenders, (x) modifies any provision of this Agreement requiring the vote of 100% of the Lenders shall be effective without the written consent of all Lenders or (xi) modify the definition of “Required Lenders” without written consent of all Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. The Company’s written agreement is needed for any amendment or modification of this Agreement or any other Security Instrument.
     Section 12.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no

Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 12.06 Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (b) of Section 12.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     Section 12.06 Assignments and Participations.
          (a) (i) Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
                    (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; and
                    (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.
               (ii) Assignments shall be subject to the following additional conditions:
                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
                    (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
                    (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment;
                    (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
                    (E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.04 that affects such CLO.

     For the purposes of this Section 12.06, the terms “Approved Fund” and “CLO” have the following meanings:
     “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender.
     “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
               (iii) Subject to acceptance and recording thereof pursuant to paragraph (a)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.03, Section 5.05, Section 5.06 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.
               (iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and disbursements under Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (a) of this Section and any written consent to such assignment required by paragraph (a) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (b) (i) Any Lender may, without the consent of the Company, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to paragraph (b)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.03, Section 5.05 and Section 5.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.15 as though it were a Lender, provided such Participant agrees to be subject to Section 4.05 as though it were a Lender.

               (ii) A Participant shall not be entitled to receive any greater payment under Section 5.01, Section 5.05 or Section 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.06 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 5.06(e) as though it were a Lender.
          (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (d) At the request of the Company from time to time, the Administrative Agent shall deliver to the Company a copy of the Schedule of Allocations (i) as initially in effect on the Closing Date, and (ii) as in effect from time to time hereafter, promptly after any change thereto.
     Section 12.07 Invalidity. In the event that any one or more of the provisions contained in the Notes, this Agreement or in any other Security Instrument shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Security Instrument.
     Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 12.09 References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section or Subsection shall be deemed to refer to the applicable Section or Subsection of this Agreement unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.
     Section 12.10 Termination of Agreement; Survival of Obligations.
          (a) This Agreement and the Security Instruments shall terminate and cease to be of legal force and effect upon the payment in full of the Indebtedness (other than unmatured obligations under any Hedge Agreement and contingent indemnification or expense reimbursement obligations not then due and payable) and the termination of the Commitments. Any Letter of Credit that has been collaterized by cash in the amount of 105% of, or secured by a back-to-back letter having a face amount the same as, the face amount of such Letter of Credit shall be deemed “paid in full” for purposes of the prior sentence and no longer “outstanding” for purposes of the introductory clauses in Articles VIII and IX. To the extent that any payments on the Indebtedness or proceeds of the collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received by the Administrative Agent or the Lenders, and the security interests, rights, powers and remedies of the Administrative Agent and the Lenders under this Agreement and the Security Instruments shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated pursuant to the terms of Subsection 12.10(b) if it shall theretofore have been terminated.
          (b) The grant of a security interest under the Security Instruments and all of the Administrative Agent’s and the Lenders’ rights, powers and remedies under this Agreement and under the Security Instruments shall remain in full force and effect until the Security Instruments shall have been terminated as specified in the first sentence of Section 12.10(a), whereupon the Administrative Agent shall retransfer and deliver all collateral described therein in its possession to the Company, including without limitation all shares of stock, and execute a written release or termination statement and reassign to the Company without recourse or warranty any remaining collateral, including without limitation all shares of stock, and all rights conveyed hereby. Upon the complete payment of the Indebtedness (other than as specified in Section 12.10(a) and the compliance by the Company with all covenants and agreements hereof, (i) each Lender, at the written request and expense of the Company, will deliver to the Company the Notes marked “paid” or with such other notation as is appropriate and (ii) the Administrative Agent and each Lender will release, reassign and transfer any collateral, including without limitation all shares of stock, to the Company or such other Person as is appropriate and declare this Agreement and the Security Instruments to be of no further force or effect. Notwithstanding the foregoing, the obligations of the Company under Sections 5.01, 5.05, 5.06 and 12.03 shall survive the repayment of the Loans and the termination of the Commitments.
     Section 12.11 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     Section 12.12 Governing Law; Submission to Jurisdiction.
          (a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Texas; except that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Notes.
          (b) Any legal action or proceeding with respect to this Agreement, the Notes or the other Security Instruments may be brought in the courts of the State of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is nonexclusive and does not preclude the Administrative Agent or any Lender from obtaining jurisdiction over the Company in any court otherwise having jurisdiction.
     Section 12.13 Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or in any other Security Instrument or agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under the Notes, this Agreement or under any of the other aforesaid Security Instruments or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be cancelled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Company); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Company). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section.
     To the extent that Section 303.001 of the Texas Finance Code is relevant to any Lender for the purpose of determining the Highest Lawful Rate, each such Lender hereby elects to determine the applicable rate ceiling under such Section by the weekly rate ceiling from time to time in effect.
     Section 12.14 Waiver of Jury Trial. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any right to a trial by jury in any action or proceeding to enforce or to defend any rights under this Agreement, the Notes or any other Security Instrument or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any relationship existing in connection with this Agreement, the Notes or any other Security Instrument and agrees that any such action or proceeding shall be tried before a court and not before a jury.
     Section 12.15 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Hedging Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or any Subsidiary against any of and all the obligations of the Company or any Subsidiary now or hereafter existing under this Agreement or any other Security Instrument held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Security Instrument and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 12.16 Existing Credit Agreement. On the date of the Initial Funding, the loans and other Debt of the Company under the Existing Credit Agreement shall be refinanced with the proceeds of the Initial Funding (and Existing Letters of Credit shall be transferred over and governed under this Agreement); and (i) this Agreement amends and restates the Existing Credit Agreement in its entirety and (ii) the Commitments of the Lenders hereunder replace the commitments of the Lenders under the Existing Credit Agreement. Each of the parties to this Agreement hereby acknowledges and agrees that this Agreement constitutes an amendment and restatement of the Existing Credit Agreement and the Original Credit Agreement, and, as a result, constitutes a “Credit Agreement” under and as defined in clause (i) of such definition in the Indenture.
     Section 12.17 Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Security Instruments; and has received the advice of its attorney in entering into this Agreement and the other Security Instruments; and that it recognizes that certain of the terms of this Agreement and the other Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the other Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”
     Section 12.18 Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Security Instrument, (e) in connection with the exercise of any remedies hereunder or under any other Security Instrument or any suit, action or proceeding relating to this Agreement or any other Security Instrument or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.18, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.18 or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section 12.18, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary and their businesses, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company or a Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 12.19 No Oral Agreements This written Agreement, the Notes, and the other Security Instruments represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
     Section 12.20 USA Patriot Act Notice. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

     The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

THE HOUSTON EXPLORATION COMPANY

By:	/s/ John H. Karnes

Name: Title:	John H. Karnes Senior Vice President and Chief Financial Officer

LENDERS AND AGENTS:

WACHOVIA BANK, NATIONAL ASSOCIATION, Individually as a Lender, the Issuing Bank and as Administrative Agent

By:	/s/ Jay Buckman

Name:	Jay Buckman
Title:	Vice President

THE BANK OF NOVA SCOTIA, Individually as a Lender and as Co-Syndication Agent
THE BANK OF NOVA SCOTIA,
Individually and as Co-Syndication Agent

By:	/s. Nadine Bell

Name:	Nadine Bell
Title:	Senior Manager

BANK OF AMERICA, Individually and as Co-Syndication Agent
By:	/s/ Jeffrey H. Rathkamp

Name:	Jeffrey H. Rathkamp
Title:	Director

BNP PARIBAS, Individually and as Co-Documentation Agent
By:	/s/ Douglas R. Liftman

Name:	Douglas R. Liftman
Title:	Managing Director

By:	/s/ Polly Scott

Name:	Polly Scott
Title:	Vice President

COMERICA BANK, Individually and as Co-Documentation Agent
By:	/s/ Huma Vadgama

Name:	Huma Vadgama
Title:	Vice President

THE BANK OF NEW YORK
By:	/s/ Craig J. Anderson

Name:	Craig J. Anderson
Title:	Vice President
Schedule 9.05 Page 65

COMPASS BANK
By:	/s/ Dorothy Marchand

Name:	Dorothy Marchand
Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND plc
By:	/s/ Scott L. Joyce

Name:	Scott L. Joyce
Title:	Vice President

UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Ali Ahmed

Name:	Ali Ahmed
Title:	Vice President

By:	/s/ Sean Murphy

Name:	Sean Murphy
Title:	Vice President

NATEXIS BANQUES POPULAIRES
By:	/s/ Donovan C. Broussard

Name:	Donovan C. Broussard
Title:	Vice President and Group Manager

By:	/s/ Louis P. Laville, III

Name:	Louis P. Laville, III
Title:	Vice President and Group Manager

AMEGY BANK, NATIONAL ASSOCIATION.
By:	/s/ Mark A. Serice

Name:	Mark A. Serice
Title:	Vice President, Energy Lending

WELLS FARGO BANK, N.A.
By:	/s/ Chris Carter

Name:	Chris Carter
Title:	Corporate Officer

FORTIS CAPITAL CORP.
By:	/s/ David Montgomery

Name:	David Montgomery
Title:	Senior Vice President

By:	/s/ Darrell Holley

Name:	Darrell Holley
Title:	Managing Director

SOCIETE GENERALE
By:	/s/ Elena Robcuic

Name:	Elena Robcuic
Title:	Vice President

HARRIS NESBITT FINANCING, INC.
By:	/s/ James V. Ducote

Name:	James V. Ducote
Title:	Vice President
Schedule 9.05 Page 66

BANK OF SCOTLAND
By:	/s/ Karen Weich

Name:	Karen Weich
Title:	Assistant Vice President

KEY BANK
By:	/s/ Thomas Rajan

Name:	Thomas Rajan
Title:	Vice President
Schedule 9.05 Page 67